     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 1998


                                                      REGISTRATION NO. 333-37997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                            ENERGY EAST CORPORATION

             (Exact name of Registrant as specified in its charter)
                    (formerly known as NGE Resources, Inc.)

             NEW YORK                              6719                             14-1798693
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                           --------------------------

                               ONE COMMERCE PLAZA
                             SUITE 2006A-20TH FLOOR
                             ALBANY, NEW YORK 12260
                    (Address of principal executive offices)
                                 (518) 434-3014
              (Registrant's telephone number including area code)

                           --------------------------

                  DANIEL W. FARLEY                                     LEONARD BLUM, ESQ.
                     SECRETARY                                       HUBER LAWRENCE & ABELL
              ENERGY EAST CORPORATION                                   605 THIRD AVENUE
                 ONE COMMERCE PLAZA                                 NEW YORK, NEW YORK 10158
               SUITE 2006A-20TH FLOOR                                    (212) 682-6200
               ALBANY, NEW YORK 12260
                   (518) 434-3014

         (Names, addresses and telephone numbers of agents for service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         WESLEY W. VON SCHACK

   [LOGO]
                                                         CHAIRMAN, PRESIDENT AND
                                                         CHIEF EXECUTIVE OFFICER

                                                         (607) 762-4550


                                                                  March 11, 1998



Dear Shareholder:



    This year you are asked to consider and vote on, among other things, a proposed Agreement and Plan of Share Exchange under which NYSEG will reorganize into a holding company structure. Your Board of Directors unanimously recommends approval of the holding company proposal and considers this proposal to be in your best interests. The holding company structure will provide the necessary organizational and financial flexibility to compete in a deregulated energy market. The new holding company will be named ENERGY EAST CORPORATION.



    The holding company reorganization will be implemented through a share exchange. Your NYSEG common stock certificates will automatically become certificates representing common stock in ENERGY EAST CORPORATION when the share exchange occurs. Your proportionate ownership interest will not change as a result of the share exchange.



    We urge you to VOTE YES for the proposed plan of exchange with ENERGY EAST CORPORATION.


    Your vote on the business at the Annual Meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy as soon as possible in the envelope provided.


                                          Yours sincerely,


                                          Wesley W. von Schack
                                          CHAIRMAN, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                                ITHACA, NEW YORK

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 29, 1998

                              -------------------

To the stockholders of
New York State Electric & Gas Corporation:


    The holders of Common Stock of New York State Electric & Gas Corporation ("NYSEG") are cordially invited to attend the Annual Meeting of Stockholders of NYSEG which will be held at the Ramada Inn Geneva Lakefront, 41 Lakefront Drive, Geneva, New York, on April 29, 1998 at 10:30 a.m. (Eastern Daylight Saving
Time). The meeting is being held for the following purposes:


       (1) to consider and approve an Agreement and Plan of Share Exchange pursuant to which NYSEG will reorganize its corporate structure and as a result Energy East Corporation, a New York corporation formed by NYSEG, will become the parent company of NYSEG;

       (2) to elect three directors to serve in Class II for a term expiring at the 2001 Annual Meeting;

       (3) to consider and act upon a stockholder proposal;

and for the transaction of any other business properly brought before the meeting or any adjournment thereof.

    Holders of record of NYSEG Common Stock at the close of business on March 10, 1998 will be entitled to notice of and to vote at the meeting. Holders of record of NYSEG Preferred Stock at the close of business on March 10, 1998 will be entitled to notice of the meeting.

    The Board of Directors requests NYSEG Common Stockholders to mark, sign and date the accompanying form of proxy and return it in the enclosed envelope, whether or not such holders expect to be present at the Annual Meeting. The proxy is revocable by such holders at any time before the exercise thereof, and the giving of such proxy will not affect such holders' rights to vote in person, if such holders attend the Annual Meeting.

    In accordance with New York law, stockholders do not have dissenters' appraisal rights in connection with the Agreement and Plan of Share Exchange described in the accompanying Proxy Statement and Prospectus.

    Mr. Allen E. Kintigh will retire from the Board of Directors as of April 29, 1998. The company would like to express how deeply appreciative it is of his contributions, loyalty and guidance during his 43 years of dedicated service to the company.

                             By Order of the Board of Directors,

                                                     DANIEL W. FARLEY
                                                     VICE PRESIDENT AND
                                                     SECRETARY


Dated: March 11, 1998


  Please mark, sign and date the enclosed proxy and return it in the envelope enclosed for your convenience.

                   SUBJECT TO COMPLETION, DATED MARCH 6, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                PROXY STATEMENT

                                      FOR

                         NEW YORK STATE ELECTRIC & GAS
                             CORPORATION ("NYSEG")

                                   PROSPECTUS
                                      FOR

                                  ENERGY EAST
                             CORPORATION ("HoldCo")
                                  COMMON STOCK

    This Proxy Statement and Prospectus contains both a Proxy Statement for the Annual Meeting of Stockholders of NYSEG to be held on April 29, 1998 (the "Annual Meeting") and a Prospectus of HoldCo relating to the issuance of up to 76,000,000 shares of common stock, par value $.01 per share, of HoldCo (the "HoldCo Common Stock"), upon the consummation of, and subsequent to the formation of, a holding company structure for NYSEG as described herein. NYSEG and HoldCo are collectively referred to herein as the "Company."

    We propose to reorganize NYSEG's current operations by forming a holding company structure pursuant to an Agreement and Plan of Share Exchange (the "Plan of Exchange"), a copy of which is attached hereto as Exhibit A. Under the Plan of Exchange, all of the outstanding shares of NYSEG's common stock (the "NYSEG Common Stock") will be exchanged on a share-for-share basis for HoldCo Common Stock (the "Share Exchange"). The shares of HoldCo Common Stock held by NYSEG immediately prior to the Share Exchange will be canceled. After the Share Exchange, each person who owned NYSEG Common Stock immediately prior to the Share Exchange will own a corresponding number of shares and percentage of the outstanding HoldCo Common Stock, and HoldCo will own all of the outstanding shares of NYSEG Common Stock. Our holding company restructuring, including the Plan of Exchange, also includes certain additional aspects which may be important to you. See "Proposal 1: The Plan of Exchange--Terms" and "--Present Businesses."

    IF THE SHARE EXCHANGE IS IMPLEMENTED, YOU NEED NOT SURRENDER YOUR NYSEG STOCK CERTIFICATES FOR STOCK CERTIFICATES OF HOLDCO. SEE "PROPOSAL 1: THE PLAN OF EXCHANGE--EXCHANGE OF STOCK CERTIFICATES."
                            ------------------------
   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


    The principal executive offices of NYSEG are located at Ithaca-Dryden Road, Ithaca, New York, 14851, telephone number (607) 347-4131. The principal executive offices of HoldCo are located at One Commerce Plaza, Suite 2006A-20th Floor, Albany, New York, 12260, telephone number (518) 434-3014. This Proxy Statement and Prospectus and the accompanying Proxy, solicited on behalf of the Board of Directors of NYSEG, will be first released to the holders of NYSEG Common Stock on or about March 20, 1998.



       The date of this Proxy Statement and Prospectus is March 11, 1998.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
Available Information......................................................................................          3
Forward Looking Statements.................................................................................          3
Incorporation of Certain Documents by Reference............................................................          4
Questions and Answers......................................................................................          4
Risk Factors...............................................................................................          7
Recent Developments........................................................................................          8
Information About the Annual Meeting.......................................................................          9
    Annual Report..........................................................................................          9
    Outstanding Voting Securities and Voting Rights........................................................          9
Proposal 1: The Plan of Exchange...........................................................................         10
    Terms..................................................................................................         10
    Recommendation of the Board of Directors...............................................................         11
    Present Businesses.....................................................................................         12
    Reasons for Restructuring..............................................................................         14
    Plan of Exchange.......................................................................................         18
    Termination or Amendment of Plan of Exchange...........................................................         19
    Conditions to Restructuring............................................................................         19
    Rights of Dissenting Stockholders......................................................................         19
    Exchange of Stock Certificates.........................................................................         19
    Common Stock Plans.....................................................................................         19
    Listing of HoldCo Common Stock.........................................................................         19
    Transfer Agent and Registrar...........................................................................         20
    Market Value of NYSEG Common Stock.....................................................................         20
    Regulatory Matters.....................................................................................         20
    Dividend Policy........................................................................................         21
    Directors and Executive Officers.......................................................................         22
    Description of NYSEG Capital Stock.....................................................................         22
    Description of HoldCo Capital Stock....................................................................         22
    Possible Effect of Certain HoldCo Provisions and New York Law..........................................         24
    Comparison of NYSEG Common Stock and HoldCo Common Stock...............................................         28
    Treatment of NYSEG Preferred Stock.....................................................................         30
    Treatment of NYSEG Indebtedness........................................................................         31
    Accounting Treatment...................................................................................         31
    Certain Income Tax Consequences........................................................................         31
    Legal Opinions.........................................................................................         32
    Experts................................................................................................         33
Proposal 2: Election of Directors..........................................................................         33
Proposal 3: Stockholder Proposal...........................................................................         48
Independent Accountants....................................................................................         50
Deadline for Stockholder Proposals.........................................................................         50
Other Matters..............................................................................................         50
Cost of Solicitation.......................................................................................         50
Glossary...................................................................................................         51
Exhibit A--Agreement and Plan of Share Exchange............................................................        A-1
Exhibit B--Form of HoldCo Charter..........................................................................        B-1
Exhibit C--Form of HoldCo By-Laws..........................................................................        C-1

                             AVAILABLE INFORMATION

    NYSEG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission") in accordance with the Exchange Act. Following completion of the Share Exchange, both HoldCo and NYSEG will file such reports and certain other information under the Exchange Act. You may read and copy any such reports, proxy statements and other information at the SEC's public reference facilities in Washington, D.C., Chicago, Illinois, and New York, New York. The SEC also maintains an Internet web site at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Certain securities of NYSEG are listed on the New York Stock Exchange (the "NYSE"). You may read and copy any such reports, proxy statements and other information concerning NYSEG at the office of the NYSE at 20 Broad Street, New York, New York 10005.

    HoldCo has filed a Registration Statement on Form S-4 (the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act") to register the HoldCo Common Stock that will be issued pursuant to the Share Exchange, as well as HoldCo Common Stock that will be issued in lieu of NYSEG Common Stock under certain NYSEG Common Stock plans. As permitted by the rules and regulations of the SEC, this Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement.

    Upon completion of the Share Exchange, the HoldCo Common Stock will be listed on the NYSE. At the time of such listing, the NYSEG Common Stock will be delisted and will no longer be registered pursuant to Section 12 of the Exchange Act.

                           FORWARD LOOKING STATEMENTS

    This Proxy Statement and Prospectus contains certain forward-looking statements. These statements are based upon management's current expectations and information currently available and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Whenever we use the words "anticipate," "believe," "estimate," "expect," "project," "objective," or similar expressions, they are intended to identify forward-looking statements. For example, such forward-looking statements may include, without limitation, statements in connection with the future payment of dividends, statements or projections as to the Company's financial results or as to the pursuit of business in new markets, statements in connection with the regulatory approval process or future regulation of HoldCo and its subsidiaries, statements in connection with the future businesses or management of HoldCo and its subsidiaries, and statements in connection with the effects or benefits of a holding company structure. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause the Company's actual results to differ materially from those contemplated in any forward-looking statements include, among others, regulatory developments, the rapidly changing and increasingly competitive electric and gas utility markets, the ability to obtain adequate and timely rate relief, cost recovery (including the potential effect of stranded costs), legal or administrative proceedings, business conditions, technological developments, changes in the cost or availability of capital, labor developments, nuclear or environmental incidents, factors affecting the utility industry in general, such as deregulation and the unbundling of energy services, weather conditions and changes in fuel supply or cost, and other considerations that may be disclosed from time to time in HoldCo's or NYSEG's publicly disseminated documents or filings. HoldCo and NYSEG undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The SEC allows us to "incorporate by reference" information into this Proxy Statement and Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement and Prospectus, except for any information superseded by information in this Proxy Statement and Prospectus. This Proxy Statement and Prospectus incorporates by reference the documents set forth below that were previously filed with the SEC. Such documents contain important information about NYSEG, its subsidiaries and their operations and financial condition.



    1.  NYSEG's Annual Report on Form 10-K for the year ended December 31, 1996.



    2. NYSEG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.



    3. NYSEG's Current Reports on Forms 8-K and 8-K/A each dated July 28, 1997, and Form 8-K dated October 10, 1997.


    We are also incorporating by reference additional documents that we may file with the SEC between the date of this Proxy Statement and Prospectus and the termination of the offering made by this Proxy Statement and Prospectus.

    NYSEG WILL PROVIDE TO YOU WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY DOCUMENTS THAT HAVE BEEN OR MAY BE INCORPORATED IN THIS PROXY STATEMENT AND PROSPECTUS BY REFERENCE, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS. WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO MR. D. W. FARLEY, VICE PRESIDENT AND SECRETARY, NEW YORK STATE ELECTRIC & GAS CORPORATION, P.O. BOX 3200, ITHACA, NEW YORK 14852-3200, TELEPHONE NUMBER (607) 347-2506. IN ORDER TO ENSURE TIMELY DELIVERY OF THE INCORPORATED DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 22, 1998.

    WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS. THIS PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES OF HOLDCO COMMON STOCK BY ANY PERSON IN ANY JURISDICTION OR IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

    Neither the delivery of this Proxy Statement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of NYSEG since the date of this Proxy Statement and Prospectus.

                             QUESTIONS AND ANSWERS

    The following Questions and Answers highlight selected information regarding the proposed Plan of Exchange, and may not contain all of the information that is important to you. For a more complete discussion of our holding company restructuring, including the proposed Plan of Exchange, you should read carefully this entire document and the attached exhibits and the documents that are incorporated by reference. For example, the Plan of Exchange (Exhibit A) provides information regarding the Share Exchange, and HoldCo's Restated Certificate of Incorporation and By-Laws, each in substantially the form to be in effect at the effective time of the Share Exchange (Exhibits B and C) set out, among other things, provisions governing certain rights of HoldCo's stockholders. A "Glossary" setting forth the location of defined terms used in this Proxy Statement and Prospectus is located at page 51 for your convenience.

1.  WHAT IS THE PROPOSED PLAN OF EXCHANGE?
   (See "Proposal 1: The Plan of Exchange--Terms" and "--Present Businesses")

    The Board of Directors of NYSEG has unanimously approved a restructuring pursuant to the Plan of Exchange whereby HoldCo will serve as the parent company of NYSEG. Although our organizational structure will change, HoldCo will continue to conduct NYSEG's current businesses through NYSEG and other subsidiaries of HoldCo.

    All NYSEG Common Stock will be exchanged for HoldCo Common Stock on a share-for-share basis. As an additional aspect of the restructuring, of which the proposed Plan of Exchange is an integral part, NYSEG has transferred its coal-fired generating stations to a generation subsidiary formed for that purpose and will have transferred its subsidiaries to HoldCo and its subsidiaries by the time the proposed restructuring is consummated.

2.  WHY IS THE PLAN OF EXCHANGE BEING PROPOSED?
   (See "Proposal 1: The Plan of Exchange--Reasons for Restructuring")

    We believe that our proposal represents the optimal corporate structure for operating in the evolving, restructured energy marketplace. We also believe that our proposal will result in greater financial, managerial and organizational flexibility. As a result, we will be in a better position to adapt to the changing industry and to meet and take advantage of future challenges and opportunities. Finally, it is important to know that our proposal is an integral part of NYSEG's overall rate and restructuring plan, which resulted from the proceeding of the Public Service Commission of the State of New York to address the future structure of the electric utility industry in New York State. Our proposal reflects years of careful negotiation in a multi-party collaborative process to create a fully competitive environment for the supply of electricity while facilitating the recovery of strandable costs associated with NYSEG's generation plants.

3. WILL I HAVE TO EXCHANGE MY NYSEG STOCK CERTIFICATES FOR NEW HOLDCO STOCK CERTIFICATES?
   (See "Proposal 1: The Plan of Exchange--Exchange of Stock Certificates")

    No. It will not be necessary for you to turn in your NYSEG stock certificates for HoldCo stock certificates. Your certificates will automatically represent HoldCo Common Stock.

4.  WILL MY DIVIDENDS BE AFFECTED?
   (See "Proposal 1: The Plan of Exchange--Dividend Policy")

    We expect that quarterly dividends on the HoldCo Common Stock will be paid on the same dates currently followed by NYSEG with respect to common stock dividends. For a period of time following the Share Exchange, we expect that the funds required by HoldCo to enable it to pay common stock dividends will be derived predominantly from the dividends paid by NYSEG to HoldCo. We anticipate that such cash dividends paid by NYSEG to HoldCo will be sufficient to enable HoldCo to pay cash dividends on HoldCo Common Stock and to meet operating and other expenses. However, we cannot guarantee what the amount of the initial quarterly dividend on HoldCo Common Stock may be or the payment of future dividends, since the declaration of such dividends will depend primarily upon the ability of HoldCo's subsidiaries to pay dividends to HoldCo, which, in turn, will depend upon the future earnings and financial condition of these subsidiaries.

5.  WHEN WILL THE SHARE EXCHANGE OCCUR?
   (See "Proposal 1: The Plan of Exchange--Terms" and "--Conditions to Restructuring")

    If you approve the proposed Plan of Exchange and certain other conditions are satisfied, the Share Exchange will become effective upon the filing of a Certificate of Exchange by the Department of State of the State of New York or as otherwise specified in the Certificate of Exchange. We intend to implement the Share Exchange as soon as practicable after we receive your approval and all of the required regulatory approvals.

6.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES?
   (See "Proposal 1: The Plan of Exchange--Certain Income Tax Consequences")

    You will not recognize any gain or loss for federal income tax purposes if you exchange your NYSEG Common Stock for HoldCo Common Stock.

7.  WILL NYSEG PREFERRED STOCK OR BONDS BE EXCHANGED?
(See "Proposal 1: The Plan of Exchange--Treatment of NYSEG Preferred Stock" and "--Treatment of NYSEG Indebtedness")

    Shares of NYSEG's Preferred Stock and NYSEG's first mortgage bonds and other indebtedness of NYSEG will remain securities and obligations of NYSEG after the Share Exchange. We decided to leave the NYSEG Preferred Stock and such indebtedness of NYSEG as securities and obligations of NYSEG because we did not want to alter, or potentially alter, the nature of the investment represented by such securities and obligations, namely a direct investment in a regulated utility.

8.  WHERE WILL MY HOLDCO COMMON STOCK BE TRADED?
   (See "Proposal 1: The Plan of Exchange--Listing of HoldCo Common Stock")


    NYSEG Common Stock is currently traded on the New York Stock Exchange under the stock symbol "NGE." We expect the HoldCo Common Stock to be listed on the New York Stock Exchange and, after the Share Exchange, to trade under the stock symbol "EGE." NYSEG Common Stock will be delisted.


9.  WHO WILL MANAGE HOLDCO?
   (See "Proposal 1: The Plan of Exchange--Directors and Executive Officers")

    After the Share Exchange, the Board of Directors of HoldCo will consist of those persons who are directors of NYSEG immediately before the Share Exchange. We anticipate that HoldCo and its subsidiaries will have some common officers.

10. HOW WILL MY PARTICIPATION IN THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN BE AFFECTED?
    (See "Proposal 1: The Plan of Exchange--Common Stock Plans")

    All shares of NYSEG Common Stock held under our Dividend Reinvestment and Stock Purchase Plan will be automatically exchanged for shares of HoldCo Common Stock. We will continue the Dividend Reinvestment and Stock Purchase Plan with HoldCo Common Stock after the Share Exchange.

11.  WHEN AND WHERE WILL THE ANNUAL MEETING TAKE PLACE?
    (See "Information About the Annual Meeting")

    The Annual Meeting of Stockholders of NYSEG will be held at 10:30 a.m. on April 29, 1998 at the Ramada Inn Geneva Lakefront, 41 Lakefront Drive, Geneva, New York.

12.  WHO WILL BE ELIGIBLE TO VOTE ON THE PROPOSED PLAN OF EXCHANGE?
    (See "Information About the Annual Meeting--Outstanding Voting Securities and Voting Rights")

    Holders of NYSEG Common Stock at the close of business on March 10, 1998 are entitled to vote on the proposed Plan of Exchange.

13. WHAT STOCKHOLDER VOTE IS REQUIRED FOR APPROVAL OF THE PROPOSED PLAN OF EXCHANGE?
    (See "Information About the Annual Meeting--Outstanding Voting Securities and Voting Rights")

    Approval of the proposed Plan of Exchange will require the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of NYSEG Common Stock entitled to vote. Pursuant to the terms of NYSEG's Certificate of Incorporation and the applicable provisions of the New York Business Corporation Law, each holder of NYSEG Common Stock entitled to vote is entitled to one vote per share on the proposed Plan of Exchange. Since the requisite regulatory order, approval or permission has been obtained, the vote of the holders of NYSEG Preferred Stock is not required in connection with the proposed Plan of Exchange.

                                  RISK FACTORS

    NO ASSURANCE THAT RESTRUCTURING WILL BE BENEFICIAL TO HOLDERS OF HOLDCO COMMON STOCK. The proposed holding company restructuring will, among other things, establish a corporate structure that will enhance the Company's ability to take advantage of business opportunities in the evolving energy and related markets and outside of NYSEG's present markets. Nevertheless, there can be no assurance that HoldCo will in fact be able to take advantage of such opportunities or that if HoldCo does take advantage of such opportunities, that they will be beneficial to the holders of HoldCo Common Stock.

    CERTAIN BUSINESS ACTIVITIES MAY INVOLVE MORE RISK. Following consummation of the proposed holding company restructuring, HoldCo will be able to pursue certain business opportunities through its subsidiaries without having to obtain the prior approval of the Public Service Commission of the State of New York (the "PSC"). Such business opportunities might involve more risk than would be permitted to be pursued by NYSEG as a regulated electric and gas utility, but with the opportunity to seek higher potential returns commensurate with any increased risk. Pursuit of such opportunities, however, while offering the potential of greater reward, could have either a positive or an adverse effect on the value of a stockholder's investment, depending upon the return actually realized from such opportunities. There can be no assurance that such businesses will be successful or, if unsuccessful, that they will not have a material adverse effect on HoldCo. Any losses incurred by such businesses will not be recoverable through the electric and natural gas rates of NYSEG. As HoldCo engages in more such business activities, the market price of HoldCo's Common Stock will be affected to a lesser extent by the performance of NYSEG.

    DIVIDENDS ON HOLDCO COMMON STOCK WILL BE DEPENDENT ON DIVIDENDS PAID TO HOLDCO BY NYSEG. For a period of time following the Share Exchange, the funds required by HoldCo to enable it to pay dividends on HoldCo Common Stock are expected to be derived predominantly from the dividends paid by NYSEG to HoldCo. Accordingly, the ability of HoldCo to pay such dividends, as a practical matter, will be governed by the ability of NYSEG to pay common stock dividends. It is anticipated that such cash dividends paid by NYSEG to HoldCo will be sufficient to enable HoldCo to pay cash dividends on HoldCo Common Stock and to meet operating and other expenses. The ability of NYSEG to pay dividends on its common stock will continue to be subject to the preferential dividend rights of the holders of NYSEG's preferred stock and NYSEG's preference stock, if any, and to the common stock dividend restrictions currently contained in NYSEG's Certificate of Incorporation (the "NYSEG Charter") and in NYSEG's first mortgage bond indenture. In addition, although it has no present intention to do so, it is possible that NYSEG may need to issue additional preferred stock in the future to meet its capital requirements. Such additional preferred stock will also have preferential dividend rights. Because NYSEG will remain subject to regulation by the PSC under the Public Service Law of the State of New York (the "PSL"), the amount of its earnings and dividends will be affected by the manner in which the PSC regulates NYSEG. In addition, pursuant to the terms of the Agreement Concerning the Competitive Rate and Restructuring Plan of NYSEG, which was approved by the PSC with minor modifications in January 1998 (as so modified and approved, the "Restructuring Agreement"), common stock dividends paid by NYSEG to HoldCo will generally be limited in any calendar year to 100% of net income available for common stock. It is expected that the transfer of NYSEG's coal-fired generation assets and the transfer of NYSEG's subsidiaries to HoldCo and its subsidiaries will not have an adverse effect on NYSEG's ability to pay common stock dividends to HoldCo since NYSEG will retain those assets which account for a substantial portion of its net earnings. There can be no guarantee, however, of the amount of the initial quarterly dividend on HoldCo Common Stock or of the payment of future dividends, as the declaration of such dividends will primarily be dependent upon the receipt of dividends from subsidiaries of HoldCo which, in turn, will be dependent upon the future earnings and financial condition of these subsidiaries. See "Proposal 1: The Plan of Exchange--Dividend Policy."

    POSSIBLE EFFECT OF CERTAIN HOLDCO PROVISIONS. Certain provisions of HoldCo's Restated Certificate of Incorporation to be in effect at the effective time of the Share Exchange (the "HoldCo Charter") and the

By-Laws of HoldCo to be in effect at the effective time of the Share Exchange (the "HoldCo By-Laws") could discourage certain types of transactions that may involve an actual or threatened change of control of HoldCo. While these provisions are designed to reduce the vulnerability of HoldCo to an unsolicited proposal for a takeover that, in the Board's view, does not have the effect of maximizing long-term stockholder value or is otherwise not in the best interests of the stockholders of HoldCo, they may, individually or in the aggregate, delay, discourage or prevent a tender offer or unsolicited takeover attempt that a stockholder might believe to be in his or her best interest, including those attempts that might result in a premium over the market price for HoldCo Common Stock. Such provisions may also adversely affect the market price for HoldCo Common Stock. See "Proposal 1: The Plan of Exchange--Possible Effect of Certain HoldCo Provisions and New York Law."

                              RECENT DEVELOPMENTS

    UNSOLICITED TENDER OFFER. On July 18, 1997, a subsidiary of Omaha, Nebraska-based CalEnergy Company, Inc. ("CalEnergy") commenced an unsolicited tender offer to purchase 9.9% of NYSEG Common Stock for $24.50 per share in cash as part of a stated plan to acquire all of NYSEG's Common Stock. The Board of Directors of NYSEG, after a comprehensive and careful review, unanimously recommended that the holders of NYSEG Common Stock reject CalEnergy's unsolicited tender offer. The Board also decided to reject CalEnergy's proposal to commence merger negotiations for a transaction in which CalEnergy would acquire all of NYSEG's Common Stock at $27.50 per share, as not being in the best interests of NYSEG or its stockholders, customers, employees and other constituencies. On August 15, 1997, CalEnergy announced that it was dropping its unsolicited bid to take over NYSEG because its $24.50 tender offer failed to attract the 9.9% of NYSEG Common Stock it sought. NYSEG expensed substantially all costs associated with this matter in the third quarter of 1997.

    LEGAL PROCEEDINGS. Ten purported class action lawsuits were commenced against NYSEG and some or all of its directors in the New York State Supreme Court (Broome County, New York County, Kings County and Tompkins County) on or about July 16, 1997 and various dates thereafter through August 1997. The lawsuits allege, among other things, that the plaintiffs are being deprived of the opportunity to realize the full value of their investment in NYSEG as a result of the defendants' failure to fulfill their fiduciary duties and seek to maximize stockholder value in light of CalEnergy's offer to negotiate a transaction by which CalEnergy would acquire all outstanding shares of NYSEG Common Stock for $27.50 per share. The lawsuits seek generally, among other things, injunctive and declaratory relief requiring the defendants to fulfill their fiduciary duties to maximize stockholder value, and as to certain of the actions, damages. On October 23, 1997, a Consolidated Amended and Supplemental Class Action Complaint in the New York State Supreme Court (New York County) was served on NYSEG and all of its directors. The lawsuit consolidates, amends and supplements the ten purported class action lawsuits and incorporates claims from the federal action described in the next paragraph.

    A lawsuit was commenced on or about August 12, 1997, against NYSEG and its directors in the United States District Court for the Southern District of New York. The lawsuit seeks, among other things, declaratory and injunctive relief ordering the defendants to correct alleged misleading disclosures and omissions relating to director removal provisions in documents filed by NYSEG with the SEC in connection with the CalEnergy tender offer.

    NYSEG and counsel for the plaintiffs have agreed to settle and dismiss the lawsuits referred to in the two immediately preceding paragraphs. See "Proposal 1: The Plan of Exchange--Comparison of NYSEG Common Stock and HoldCo Common Stock--Removal of Directors; Cumulative Voting; Filling of Vacancies."

    JOINT VENTURE WITH CENTRAL MAINE POWER COMPANY. NYSEG and Central Maine Power Company ("CMP") have signed an agreement to form a jointly-owned company to distribute natural gas to Maine and New Hampshire customers in areas not currently served by a natural gas utility. Various regulatory approvals are required before the joint venture could operate a new gas distribution service. The opportunity for new retail distribution of natural gas also depends on completion of either or both of two new pipeline proposals made by separate organizations. Those proposals are currently under federal and state regulatory review.

                      INFORMATION ABOUT THE ANNUAL MEETING


    This Proxy Statement and Prospectus is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NYSEG to be used at NYSEG's Annual Meeting of Stockholders to be held at 10:30 a.m. on April 29, 1998, at the Ramada Inn Geneva Lakefront, 41 Lakefront Drive, Geneva, New York. This Proxy Statement and Prospectus and the form of proxy will be first mailed to holders of NYSEG Common Stock on or about March 20, 1998. The mailing address of NYSEG's principal executive office is P.O. Box 3287, Ithaca, New York 14852-3287.


ANNUAL REPORT

    An Annual Report to Stockholders for the year ended December 31, 1997, including consolidated financial statements, has been mailed to all holders of record of NYSEG Common Stock.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS


    The close of business on March 10, 1998 (the "Record Date") has been fixed as the date for determining the holders of NYSEG Common Stock entitled to vote at the meeting (the "Stockholders"). As of the Record Date, NYSEG had outstanding 64,508,281 shares of Common Stock. Holders of NYSEG Serial Preferred Stock (Cumulative, $100 Par Value) and Serial Preferred Stock (Cumulative, $25 Par Value) (collectively, the "NYSEG Preferred Stock") are not entitled to vote on the Plan of Exchange since the requisite regulatory order, approval or permission has been obtained and are not entitled to vote on any other matter at the meeting. Holders of NYSEG Common Stock have cumulative voting rights for the election of directors and one vote per share for all other purposes. Cumulative voting means that the total number of votes which a Stockholder may cast for the election of directors shall equal the number of directors to be elected multiplied by the number of shares held, and such Stockholder may cast all of such votes for a single nominee for director or may distribute them among all or several nominees, as such Stockholder sees fit.


    The proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account under NYSEG's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"). If you are an employee of NYSEG and participate in the Tax Deferred Savings Plans, the proxy constitutes an instruction for the trustee of such plans to vote the whole shares in your account in such plans in the manner specified on the proxy. If you are an employee of NYSEG and participate in the Tax Reduction Act Employee Stock Ownership Plan (the "TRASOP"), the proxy constitutes an instruction to vote all your shares in such plan in the manner specified on the proxy.

    The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, should you later find it convenient to attend the meeting.

    In voting for Proposal 1 (the Plan of Exchange), Stockholders may vote in favor of, or against, or may abstain from voting on, the proposal. The vote required to approve Proposal 1 is the affirmative vote, in person or by proxy, of two-thirds of the outstanding NYSEG Common Stock entitled to vote. As a result, abstentions will have the same legal effect as a vote against Proposal 1.

    In voting for Proposal 2 (the election of directors), Stockholders may vote in favor of all nominees or withhold their votes as to all, or as to specific, nominees. The three nominees receiving the highest number of affirmative votes cast, in person or by proxy, by holders of NYSEG Common Stock entitled to vote shall be elected to serve as directors. As a result, votes that are withheld will not be counted and will have no effect on the vote in connection with Proposal 2.

    In voting for Proposal 3 (the Stockholder Proposal), Stockholders may vote in favor of, or against, or may abstain from voting on, the proposal. The vote required to approve the Stockholder Proposal is the affirmative vote, in person or by proxy, of a majority of the votes cast by holders of NYSEG Common Stock entitled to vote. As a result, abstentions will be voted neither "for" nor "against" and will have no effect on the vote in connection with the Stockholder Proposal.

    Under the rules of the NYSE, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Under the rules of the NYSE, Proposals 1 and 3 are considered "non-discretionary items" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Such "broker non-votes" will not be considered as votes cast in determining the outcome of Proposals 1 and 3. Accordingly, such "broker non-votes" will have the same legal effect as a vote against Proposal 1 and will have no effect on the vote in connection with Proposal 3.

    In determining whether a quorum is present, all duly executed proxies (including those marked "abstain") will be counted. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

            PROPOSAL 1: THE PLAN OF EXCHANGE (ITEM 1 ON PROXY CARD)

TERMS

    NYSEG proposes to reorganize its operations by forming a holding company structure pursuant to the Plan of Exchange, a copy of which is attached hereto as Exhibit A. Under the terms of the Plan of Exchange, all of the outstanding shares of HoldCo Common Stock, which will then be owned by NYSEG, will be canceled and all of the outstanding shares of NYSEG Common Stock will be exchanged by HoldCo on a share-for-share basis for HoldCo Common Stock. Upon consummation of the Share Exchange, each owner of NYSEG Common Stock immediately prior to the Share Exchange will own a corresponding number of shares and percentage of the outstanding HoldCo Common Stock, and HoldCo will own all of the outstanding shares of NYSEG Common Stock. If the Share Exchange is implemented, it will not be necessary for Stockholders to surrender their existing stock certificates for stock certificates of HoldCo. See "Proposal 1:
The Plan of Exchange--Exchange of Stock Certificates."

    As an additional aspect of NYSEG's holding company restructuring, including the proposed Plan of Exchange, NYSEG has transferred its coal-fired generating stations consisting of its Kintigh, Homer City, Milliken, Goudey, Greenidge, Hickling and Jennison generating stations and has commenced transferring certain associated assets and liabilities (collectively, the "Generation Assets") to NGE Generation, Inc. ("GenSub"), a New York corporation. GenSub was organized to engage in the generation business and to own and operate all or a part of the Generation Assets.(1) GenSub has already been transferred to HoldCo. In addition, NYSEG intends to transfer to HoldCo, NGE Enterprises, Inc. ("Enterprises"), a Delaware corporation, and NYSEG's CMP joint venture subsidiary. See "Recent Developments--Joint Venture With Central Maine Power Company." Enterprises was organized to hold the stock of certain nonutility subsidiaries of NYSEG and to conduct nonutility business activities. NYSEG also intends to transfer Somerset Railroad Corporation ("SRC"), a New York corporation, to GenSub. SRC was organized to own and operate a rail line which is used primarily to transport coal and other materials to NYSEG's Kintigh

------------------------

(1) In addition to GenSub, NYSEG may create one or more other generation subsidiaries.

Generating Station. The reorganization pursuant to the Plan of Exchange, the transfer of the Generation Assets to GenSub, the transfer of Enterprises, GenSub and NYSEG's CMP joint venture subsidiary to HoldCo and the transfer of SRC to GenSub are herein referred to collectively as the "Restructuring." NYSEG will retain its hydroelectric and nuclear generation assets and its electric transmission and distribution and natural gas assets, other than its ownership interests in the CMP joint venture subsidiary. NYSEG intends to sell its 18% interest in the Nine Mile Point nuclear generating unit No.2 ("NMP2"). See "Proposal 1: The Plan of Exchange--Present Businesses" and "--Reasons for Restructuring--The Restructuring Agreement."

    The Board of Directors of NYSEG believes that the Plan of Exchange is in the best interests of the Stockholders, as further detailed below. The Plan of Exchange has been approved by the Boards of Directors of NYSEG and of HoldCo, and has been executed by authorized officers of each company. If the Stockholders approve the Plan of Exchange and the other conditions described below are satisfied, the Share Exchange will become effective upon the filing of a Certificate of Exchange by the Department of State of the State of New York or as otherwise specified in the Certificate of Exchange (the "Effective Time"). Stockholder approval of the Plan of Exchange will constitute approval of certain amendments to the Common Stock Plans (as hereinafter defined) providing for the future use of HoldCo Common Stock in lieu of NYSEG Common Stock under the Common Stock Plans and the assumption by HoldCo of responsibility for the Common Stock Plans. See "Proposal 1: The Plan of Exchange--Reasons for Restructuring," "--Conditions to Restructuring" and "--Common Stock Plans."


    After the Effective Time of the Share Exchange, HoldCo Common Stockholders will have the right to vote on corporate action concerning HoldCo in accordance with the Business Corporation Law of the State of New York (the "BCL"), the HoldCo Charter and the HoldCo By-Laws. NYSEG Preferred Stock will remain securities of NYSEG after the Share Exchange. There are currently no issued and outstanding shares of NYSEG's Preference Stock (Cumulative, $100 Par Value) (the "NYSEG Preference Stock"). The Share Exchange will not result in any change in the outstanding indebtedness of NYSEG, which will continue to be obligations of NYSEG after the Share Exchange. NYSEG's first mortgage bonds will continue to be secured by a first mortgage lien on all properties of NYSEG that are currently subject to such lien. See "Proposal 1: The Plan of Exchange--Treatment of NYSEG Preferred Stock" and "-- Treatment of NYSEG Indebtedness."


RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of NYSEG recommends that Stockholders vote FOR the Plan of Exchange. In making its decision to recommend the Plan of Exchange to the Stockholders, the Board of Directors considered many factors. All material factors considered by the Board of Directors in recommending approval of the proposed Plan of Exchange are discussed below.

    Spurred by state and federal regulatory developments and escalating competitive pressures, the energy industry is evolving at an accelerated pace and is undergoing a fundamental transformation into a competitive marketplace. To respond effectively to the increased competition and restructured regulatory environment, the Board of Directors of NYSEG has determined that in addition to responding to competition in its existing markets, NYSEG must also position itself to take advantage of potential business opportunities outside its present markets.

    In the opinion of the Board of Directors of NYSEG, it is desirable in the long run to pursue these business opportunities through a holding company structure. As discussed below, the Plan of Exchange will help NYSEG to separate its utility business from its nonutility businesses, thereby increasing operating flexibility, enhancing the ability to take advantage of new business opportunities in a timely manner and broadening the range of available financing techniques. Furthermore, the separation of NYSEG's businesses will provide a better structure for regulators to assure that there is no cross-subsidization of costs or transfer of business risk between its utility and nonutility businesses.

    The Board of Directors of NYSEG considered the financial cost to the Company of implementing the Plan of Exchange, the expenses associated with obtaining the required approvals, the expenses associated with transferring the Generation Assets, the costs of this proxy solicitation and the other expenses incurred in connection with registering the HoldCo Common Stock with the Commission. In addition, after the Effective Time both HoldCo and NYSEG will be required to provide reports to public investors and file periodic reports and make certain other filings with the Commission, thereby increasing the expense to the Company on an ongoing basis. In the Board's view, these expenses are acceptable in light of the benefits to the Company.

    The Board of Directors of NYSEG also considered the effects on the holders of NYSEG Common Stock and the holders of NYSEG Preferred Stock in determining that the Share Exchange should only involve the NYSEG Common Stock. The Board's decision to exchange NYSEG Common Stock for HoldCo Common Stock was primarily based on the Board's desire to confer the expected benefits of the Share Exchange on those investors who are best placed to enjoy such benefits, namely the holders of NYSEG Common Stock. The Board's decision not to provide for the exchange of NYSEG Preferred Stock in the Share Exchange was primarily based on the Board's desire not to alter, or potentially alter, the nature of the investment decision represented by the NYSEG Preferred Stock (namely, a direct investment in a regulated utility) and the conclusion that the benefits to the holders of NYSEG Preferred Stock of maintaining their investment as a direct investment in a regulated entity with a priority position with respect to dividends and assets on liquidation outweighed any detriment associated with not having an interest in the nonutility aspects of the Company's business.

    On balance, the Board of Directors of NYSEG concluded that the benefits to the Company and the Stockholders of a holding company structure far outweighed the time and expense involved.

                        THE BOARD OF DIRECTORS OF NYSEG
           RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PLAN OF EXCHANGE

                                             ---

PRESENT BUSINESSES
    NYSEG

    NYSEG, organized under the laws of the State of New York in 1852, is engaged principally in the business of generating, purchasing, transmitting and distributing electricity, and purchasing, transporting and distributing natural gas. The service territory, 99% of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. The service territory has an area of approximately 19,800 square miles and a population of 2,400,000. The larger cities in which NYSEG serves both electricity and natural gas are Binghamton, Elmira, Auburn, Geneva, Ithaca and Lockport. NYSEG's customer mix is sufficiently diversified so that no customer accounts for 5% or more of either electric or natural gas revenues. For the twelve months ended January 31, 1998, 85% of operating revenues was derived from electric service and 15% from natural gas service. For this period, 87% of operating income before federal income taxes was derived from electric service and the balance from natural gas service.

    CURRENT CORPORATE STRUCTURE

    NYSEG's current corporate structure is as follows:

                          [CORPORATE STRUCTURE CHART]

    NYSEG has been making investments through Enterprises in providers of energy, financial and environmental services, including XENERGY Inc. ("XENERGY"). XENERGY is an energy services, information systems and energy-consulting company serving utilities, governmental agencies and end-use energy consumers. In addition, by order of the Federal Energy Regulatory Commission (the "FERC") dated June 9, 1997, XENERGY received authorization to sell wholesale power at market-based rates.

    HOLDCO

    HoldCo, a New York corporation, was organized for the purpose of carrying out the Restructuring. HoldCo is currently a direct subsidiary of NYSEG. At the Effective Time of the Share Exchange, HoldCo will become the parent of NYSEG. HoldCo is not expected to be an operating company at the parent company level. NYSEG has transferred GenSub to HoldCo and intends to transfer its other subsidiaries to HoldCo and its subsidiaries. All the business and operations conducted by NYSEG and its subsidiaries immediately before the Effective Time will continue to be conducted by HoldCo and its subsidiaries immediately after the Effective Time, and the consolidated assets and liabilities of NYSEG and its subsidiaries immediately before the Effective Time will be the same as the consolidated assets and liabilities of HoldCo and its subsidiaries immediately after the Effective Time. After consummation of the Restructuring, HoldCo will engage in nonutility business activities through certain of its subsidiaries, including an energy services subsidiary, which will engage in activities such as energy, financial and environmental services. As business conditions warrant, additional subsidiaries of HoldCo, or of any HoldCo subsidiary, may be formed.

    HOLDING COMPANY STRUCTURE

    The reorganized corporate structure of the Company immediately after the Restructuring is expected to be as follows:

                          [CORPORATE STRUCTURE CHART]

REASONS FOR RESTRUCTURING

    THE REGULATORY FRAMEWORK


    Increased competition is undoubtedly the most significant issue facing the electric utility industry today. The purpose of the Restructuring is to establish the optimal corporate structure to respond to competition. With the passage of the Public Utility Regulatory Policies Act of 1978 and the National Energy Policy Act of 1992, there has been a significant increase in the level of competition in the market for the generation and sale of electricity. In 1996, the FERC issued Order No. 888, which opened wholesale power markets to increased competition by requiring, among other things, that public utilities owning, controlling or operating transmission facilities file non-discriminatory open access transmission tariffs. In early 1997, NYSEG, along with the other New York State electric utilities, submitted a filing to the FERC for approval of a restructuring of the wholesale electric market in New York State, including the establishment of an independent system operator ("ISO") that would control and operate most electric transmission facilities in New York State as an integrated system on a non-discriminatory basis, a power exchange that would establish visible spot market prices for wholesale electricity and a New York State Reliability Council.


    The natural gas business has become increasingly competitive as a result of federal legislative and regulatory initiatives. As a consequence, natural gas distribution companies and larger end users can now purchase gas supply from a wide choice of producers and brokers in an essentially unregulated market. The federal regulatory changes in the natural gas industry culminated in 1992 when the FERC issued Order No. 636. Among other things, Order 636 mandates the unbundling of interstate pipeline sales service and establishes certain open access transportation requirements. One consequence of service unbundling has been the creation of a new environment that mixes competition and regulation. This mixture of competition and regulation creates new opportunities for energy service providers and their customers.

    At the state level, the PSC issued an Opinion and Order in December 1994 that set forth the policy framework to guide the transition of New York's gas distribution industry to a more competitive marketplace after the implementation of FERC Order 636. Under NYSEG's natural gas tariffs, which were approved by a PSC Order issued in March 1996, all of NYSEG's customers--residential, small business, commercial, and industrial--may buy natural gas from other sources under a small customer aggregation program, with NYSEG providing delivery service for a separate fee.

    The transition to a more competitive electric industry in New York State was set in motion in August 1994 when the PSC instituted an investigation of issues related to a restructuring of the electric industry in New York State (the "Competitive Opportunities Proceeding"). The Restructuring is an integral part of NYSEG's overall rate and restructuring plan, which resulted from the PSC's Competitive Opportunities Proceeding and which will facilitate the recovery of strandable costs associated with the Generation Assets. The overall objective of the Competitive Opportunities Proceeding was to identify regulatory and ratemaking practices that would assist in the transition to a more competitive electric industry.

    On May 20, 1996, the PSC issued its Order in the Competitive Opportunities Proceeding (the "Competitive Opportunities Order"), which set forth the PSC's vision and goals for the future of the electric industry in New York State. The Competitive Opportunities Order directed NYSEG and four other New York electric utilities each to file a rate and restructuring plan consistent with the PSC's vision and goals for increased competition. NYSEG submitted its rate and restructuring plan in response to the Competitive Opportunities Order, which culminated in the Restructuring Agreement. The Restructuring Agreement contemplates, among other things, the Restructuring, subject to certain conditions and restrictions as more fully discussed below. These conditions or restrictions are not expected to materially restrict HoldCo's entry into nonutility businesses. The Restructuring Agreement reflects years of careful negotiation in a multi-party collaborative process, fostered by the PSC itself, to create a fully competitive environment for the supply of electricity, at both wholesale and retail, to benefit customers throughout the State of New York. The Restructuring is designed to implement a corporate structure that will facilitate the Company's participation in a competitive utility marketplace and the pursuit of nonutility business activities, which should benefit NYSEG's Stockholders, while at the same time alleviating concerns regarding market power in generation, which should benefit NYSEG's customers.

    THE RESTRUCTURING AGREEMENT

    The following discussion is intended to be a summary of certain material provisions of the Restructuring Agreement. This discussion is qualified in its entirety by reference to the full text of the Restructuring Agreement which is filed as an exhibit to the Registration Statement of which this Proxy Statement and Prospectus is a part.

                             TERM OF THE AGREEMENT

    The electric price cap and price reduction provisions of the Restructuring Agreement cover a five-year period referred to as the "Price Cap Period." Other provisions continue thereafter in accordance with the terms of the Restructuring Agreement.

                 RELATIONSHIP TO EXISTING SETTLEMENT AGREEMENTS

    NYSEG was operating under a three-year electric settlement agreement which was approved by the PSC in 1995 (the "1995 Electric Settlement"), and which was to expire July 31, 1998. The Restructuring Agreement supersedes the 1995 Electric Settlement. As a result, NYSEG will forgo the revenue increases scheduled for the second and third years of the 1995 Electric Settlement. NYSEG is currently providing natural gas service under a three-year gas settlement agreement approved by the PSC in 1995. NYSEG is currently negotiating with the PSC Staff and others to set natural gas rates for the next four years.

                                   RATE PLAN

    The forgone revenue increases for the second and third years of the 1995 Electric Settlement will result in a price reduction of approximately 7% from rates previously approved for residential and commercial customers. Prices will be reduced 5% in each of the next five years for eligible industrial, commercial and public authority customers who are heavy users of electricity. Overall average electric prices for all other customers will be capped for four years and reduced an additional 5% at the beginning of the fifth year. Net savings resulting from securitization and reductions in the gross receipts tax will be returned to customers in a manner to be determined by the PSC. NYSEG will have the ability to accelerate depreciation and amortization of certain assets. In addition, there will be no fuel adjustment clause, no sharing of flexible rate discounts and a limited opportunity for uncontrollable cost recovery. During the Price Cap Period, NYSEG will also supplement existing rate incentive programs or institute new rate incentive programs. During each year of the Price Cap Period, NYSEG's electric earnings will be capped at 12% of common equity, and NYSEG's electric earnings floor will be 9.0%, exclusive of any common stock repurchases.

                                 RETAIL ACCESS

    NYSEG has already established a pilot program and will phase in direct retail access for all eligible retail electric customers to other qualified retail power suppliers, so that beginning August 1, 1999, NYSEG will offer retail access to all of its remaining customers who are not receiving service under NYSEG negotiated or incentive rates, provided that a FERC-approved ISO is operating. Customers taking service under NYSEG negotiated or incentive rates shall be eligible for retail access after their contracts expire unless their contracts with NYSEG permit such customers to become eligible earlier. Customers selecting a new supplier will have power delivered by NYSEG from their chosen suppliers commencing no later than December 31, 1999.

                                 COST RECOVERY

    1. COMPETITIVE GENERATION PLAN. In order to promote a more fully competitive generation marketplace, facilitate an auction sale free and clear of NYSEG's mortgage indenture, and establish a regulatory asset to recover any potential above market costs, NYSEG has transferred substantially all the Generation Assets to GenSub. NYSEG will conduct an auction of the Generation Assets in accordance with the terms of the Restructuring Agreement. A NYSEG affiliate is permitted to participate in the auction as a bidder, but it will not have any special rights or privileges. The auction will be completed and the transactions resulting therefrom will close no later than August 1, 1999.

    If the NYSEG affiliate submits a bid and is the successful bidder on some or all of the Generation Assets, GenSub may continue to own some or all of the Generation Assets. GenSub may also purchase other generation assets from third parties and enter into power purchase agreements as part of its power marketing and trading function. A regulatory asset of NYSEG was created for regulatory accounting purposes for the difference between the book value of the Generation Assets and the fair value net of tax determined in accordance with NYSEG's first mortgage indenture. Upon the subsequent sale of the Generation Assets pursuant to the auction process, such regulatory asset will be adjusted to reflect auction proceeds net of tax and transaction costs.(2) If no bids for a plant acceptable to NYSEG are received, an appraisal process will be used and completed no later than August 1, 1999, or as soon as practicable thereafter for purposes of adjusting the regulatory asset and in that case GenSub would continue to own the plants so appraised.

------------------------

(2) Pursuant to the Restructuring Agreement, NYSEG will be allowed to recover from customers any shortfall between the book value of the Generation Assets less funded deferred taxes and the net after tax auction proceeds. This allows NYSEG to record a regulatory asset in the amount of any such difference in accordance with Financial Accounting Standards No. 71. In the event that such auction proceeds exceed the book value of the Generation Assets less funded deferred taxes, a regulatory credit will be created for such difference. Such regulatory credit will be used by NYSEG to write down its investment in NMP2, and any such credit remaining after such writedown will be used by NYSEG as directed by the PSC.

    2. NUGS, NMP2, HYDROELECTRIC AND REGULATORY ASSETS. Stranded costs will be recovered through retail electric rates during the Price Cap Period. After the Price Cap Period, remaining NYSEG regulatory assets, other than those resulting from the auction process, and hydroelectric, nonutility generator and (except in the event of the auction described below) nuclear fixed costs will be recovered (for the life of the amortization period, contract or license) through a non-bypassable wires charge. The regulatory asset created by the auction will continue to be recovered through a competitive transition charge.

    NYSEG, which intends to sell its 18% interest in NMP2, will propose to its cotenants the auctioning of ownership of NMP2 and will vote for such auction. The auction and the auction process would be subject to prior PSC approval, and any sale or transfer of any ownership of NMP2 would be subject to approval by the PSC, the Nuclear Regulatory Commission (the "NRC") and any other regulatory bodies having jurisdiction. If NYSEG's 18% interest in NMP2 is duly sold or transferred to a non-NYSEG entity, then upon completion of such sale or transfer a regulatory asset of NYSEG will be created on NYSEG's books for any difference between the book value of such plant, less funded deferred taxes, and the net after-tax auction proceeds.

    In the event NYSEG achieves nonutility generator ("NUG") contract cost savings net of transaction costs during the Price Cap Period through NUG contract termination or restructuring, but excluding securitization, 80% of any net savings achieved through such NUG contract termination or restructuring will be flowed through to customers as determined by the PSC subject to certain allocations of such savings to NYSEG for certain reimbursements. The remaining 20% of any net savings achieved through such NUG contract termination or restructuring will be retained by NYSEG. Commencing after the Price Cap Period, all net NUG contract cost savings will be subject to flow through to customers in a manner to be determined by the PSC.

                              CORPORATE STRUCTURE

    In approving the Restructuring Agreement, the PSC approved NYSEG's proposed corporate structure as contemplated by the Restructuring and as described herein. In addition, NYSEG and the PSC Staff agreed, among other things, to certain conditions, including but not limited to, the following conditions regarding affiliate operations and relationships:

    1. Common stock dividends paid by NYSEG to HoldCo will generally be limited in any calendar year to 100% of net income available for common stock.

    2. HoldCo and its subsidiaries, including NYSEG, may have common officers. Transfers and loans of NYSEG employees are subject to certain restrictions.

    3. NYSEG and its affiliates will be permitted to maintain one common pension fund at HoldCo.

    4. No payment or imputation of royalties or positive benefits to customers will be made by or with respect to NYSEG or any affiliates.

    5. In addition, certain standards of conduct will apply:

    - NYSEG and HoldCo's other subsidiaries must operate as separate entities, keep separate books and records, and must be in different locations, subject to certain exceptions.

    - When affiliate transactions occur, they must be at arms-length and will be priced at tariff rates, if applicable, or at least at fully distributed costs. All affiliate transactions in excess of $100,000, other than tariffed transactions and certain services, will be pursuant to written contracts filed with the PSC.

    - The provision of competitive information or data by NYSEG to its affiliates will be subject to certain restrictions. Subject to certain restrictions, HoldCo or any affiliate may use certain intangible assets of HoldCo or NYSEG, or identify itself as being affiliated with HoldCo or NYSEG.

    - PSC Staff will have direct access to the books and records of NYSEG and, prior to the auction, of GenSub. In addition, PSC Staff will have direct access to the books and records of GenSub, HoldCo, and any majority-held affiliate for certain transactions.

    - NYSEG will have its own debt rating. NYSEG will not guarantee the securities of any affiliate, nor will it pledge any of its assets as security for any indebtedness of HoldCo or its affiliates.

    BENEFITS OF A HOLDING COMPANY STRUCTURE

    NYSEG could continue to pursue nonutility business opportunities through Enterprises and other subsidiaries. NYSEG believes, however, that it is more desirable in the long run to conduct its business through a holding company structure.

    The holding company structure is a well-established form of organization for companies conducting multiple lines of business. It is a common form of organization for nonutility companies and for those regulated companies, such as telephone utilities and water utilities, which are not subject to the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"). In addition, it is utilized by many electric and gas companies which are involved in nonutility activities.

    There are many benefits of a holding company structure. The holding company structure will enable HoldCo to engage in nonutility businesses without obtaining the prior approval of the PSC, thereby enabling HoldCo to pursue such business opportunities in a timely manner. The holding company structure also will permit the use of financing techniques that are more directly suited to the particular requirements, characteristics and risks of nonutility operations without affecting the capital structure or creditworthiness of NYSEG, and will increase financial flexibility by allowing the design and implementation of capitalization ratios appropriate for the capital and business requirements of each subsidiary.

    The holding company structure separates the operations of utility and nonutility businesses. As a result, it provides a better structure for regulators to assure that there is no cross-subsidization of costs or transfer of business risk between utility and nonutility businesses. A holding company structure also is desirable because it is easier for investors to analyze and value individual lines of business. Moreover, the use of a holding company structure provides legal protection against the imposition of liability on regulated utilities for the results of nonutility business activities. In short, the holding company structure is a highly desirable form of conducting nonutility business activities within the same corporate group.

    NYSEG's electricity purchase, transmission and distribution and natural gas purchase, transportation and distribution businesses are expected to account for the predominant part of HoldCo's earnings for the foreseeable future.

PLAN OF EXCHANGE

    The Plan of Exchange, attached hereto as Exhibit A, has been approved by the Boards of Directors of NYSEG and of HoldCo, and has been executed by authorized officers of each company. The Plan of Exchange provides that (i) each share of HoldCo Common Stock outstanding immediately prior to the Effective Time shall be canceled and thereupon shall constitute an authorized but unissued share of HoldCo Common Stock and (ii) each share of NYSEG Common Stock outstanding at the Effective Time shall, by operation of law and without any further action, at such time be exchanged for one share of HoldCo Common Stock and HoldCo shall thereupon have acquired and be the holder of each outstanding share of NYSEG Common Stock. The Plan of Exchange further provides that, without any further action on the part of the Stockholders, each outstanding certificate which, immediately before the Effective Time, represented NYSEG Common Stock, shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of HoldCo Common Stock as though a surrender or transfer and exchange had taken place.

TERMINATION OR AMENDMENT OF PLAN OF EXCHANGE

    Notwithstanding Stockholder approval of the Plan of Exchange, the Plan of Exchange may be terminated at any time prior to the Effective Time either by HoldCo or NYSEG by resolution adopted by their respective Boards of Directors. By mutual consent of their respective Boards of Directors, NYSEG and HoldCo may amend the Plan of Exchange at any time prior to the Effective Time. However, following approval of the Plan of Exchange by the Stockholders, no such amendments may be made which either change the number or kind of shares to be received pursuant to the Share Exchange or materially adversely affect the rights of the stockholders of NYSEG in the judgment of the Board of Directors of NYSEG.

CONDITIONS TO RESTRUCTURING


    In addition to the required approval of the Plan of Exchange by the Stockholders, consummation of the Restructuring, including the Plan of Exchange, is subject to receipt of the satisfactory approval from the NRC. NYSEG received FERC approval on December 16, 1997, PSC approval on January 27, 1998 and SEC approval on March 4, 1998. See "Proposal 1: The Plan of Exchange-- Regulatory Matters."


RIGHTS OF DISSENTING STOCKHOLDERS

    Pursuant to Section 910(a)(1)(C) of the BCL, holders of NYSEG Common Stock and NYSEG Preferred Stock will not have dissenters' rights in connection with the Plan of Exchange because the NYSEG Common Stock is listed on a national securities exchange and because NYSEG Preferred Stock will not be exchanged in the Share Exchange.

EXCHANGE OF STOCK CERTIFICATES

    If the Plan of Exchange is approved and the Share Exchange is carried out, it will not be necessary for Stockholders to surrender their existing stock certificates for stock certificates of HoldCo. The Stockholders will automatically become holders of HoldCo Common Stock and the present stock certificates representing NYSEG Common Stock will automatically represent HoldCo Common Stock on a share-for-share basis. After the Effective Time, when presently outstanding certificates representing NYSEG Common Stock are presented for transfer, new certificates bearing the name of HoldCo will be issued.

COMMON STOCK PLANS

    NYSEG currently maintains the Dividend Reinvestment Plan and the following stock-related employee plans: the 1997 Stock Option Plan (which was approved by the Stockholders at the 1997 Annual Meeting of Stockholders), the Employees' Stock Purchase Plan, the Tax Deferred Savings Plan for Salaried Employees, the Tax Deferred Savings Plan for Hourly Paid Employees and the TRASOP (collectively, the "Common Stock Plans"). The TRASOP will be discontinued in 1998.

    From and after the Effective Time, HoldCo Common Stock will be used in lieu of NYSEG Common Stock whenever stock is required in connection with the Common Stock Plans and HoldCo will assume responsibility for the Common Stock Plans. Amendments to the Common Stock Plans to provide for the foregoing will take effect at the Effective Time. Stockholder approval of the Plan of Exchange also will constitute Stockholder approval of such amendments to the Common Stock Plans.

LISTING OF HOLDCO COMMON STOCK


    The HoldCo Common Stock is expected to be approved for listing on the NYSE and, after the Effective Time, expected to trade under the stock symbol "EGE." At the time of the listing of HoldCo Common Stock, the NYSEG Common Stock will be delisted from the NYSE.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for HoldCo Common Stock will be ChaseMellon Shareholder Services, L.L.C. The address for the transfer agent and registrar is: P.O. Box 590, Ridgefield Park, New Jersey 07660.

MARKET VALUE OF NYSEG COMMON STOCK


    NYSEG Common Stock is listed on the NYSE. The high and low sales prices of the NYSEG Common Stock on March 4, 1998 were $38 3/16 and $37 9/16, respectively.


REGULATORY MATTERS

    The Restructuring has been approved by the PSC and is an integral part of NYSEG's comprehensive rate and restructuring plan to satisfy electric industry restructuring goals established by the PSC in the Competitive Opportunities Proceeding. Upon completion of the Restructuring, NYSEG will continue to be an electric utility engaged in the transmission and distribution of electricity, and, in the case of its hydroelectric and nuclear generation assets, the generation of electricity, and a natural gas utility. NYSEG intends to sell its 18% interest in NMP2. NYSEG will remain subject to regulation by the PSC and the FERC. It is expected that GenSub will be subject to light PSC regulation, and will be subject to FERC jurisdiction. HoldCo will not be subject to regulation by the PSC or the FERC, except to the extent that the rules or orders of such regulatory agencies impose restrictions on HoldCo's and its subsidiaries' relationships with NYSEG. Also, after the Effective Time, both HoldCo and NYSEG will be subject to the reporting requirements of the Exchange Act by virtue of having classes of securities registered under that act.

    The FERC has held that the transfer of common stock of a public utility company, such as NYSEG, from its existing stockholders to a holding company in a transaction such as the Share Exchange constitutes a transfer of the "ownership and control" of the facilities of such utility, and is thus a "disposition of facilities" subject to FERC review and approval under Section 203 of the Federal Power Act. On December 16, 1997, NYSEG received FERC approval authorizing the Share Exchange and the transfer of certain power sales contracts and a tariff associated with certain of the Generation Assets.


    A provision in the Atomic Energy Act requires NRC consent for the transfer of control of NRC licenses. The NRC Staff has in the past asserted that this provision applies to the creation of a holding company over an NRC-licensed utility company in a transaction such as the Share Exchange. NYSEG owns an 18% interest in NMP2 and holds an NRC owner's license. NYSEG has applied for NRC approval under the Atomic Energy Act for the transfer of control of such license resulting from the Share Exchange.



    As a result of the Restructuring, HoldCo will own 100% of the common stock of NYSEG and GenSub and therefore will become an affiliate of both NYSEG and GenSub. Section 9(a)(2) of the Holding Company Act requires the prior approval of the Commission under Section 10 of the Holding Company Act for any person to become an affiliate of more than one public utility company. On March 4, 1998, the Company received SEC approval authorizing the Restructuring and exempting the Company from all provisions of the Holding Company Act, except Section 9(a)(2) thereof, pursuant to the exemption provided by Section 3(a)(1) thereof. The basis for such exemption is that NYSEG and GenSub are predominantly intrastate in character and carry on their business substantially in a single state (i.e., New York State), which is the same state in which HoldCo, NYSEG and GenSub are organized.

DIVIDEND POLICY

    It is expected that quarterly dividends on the HoldCo Common Stock will be paid on the same dates currently followed by NYSEG with respect to common stock dividends. The most recent quarterly dividend paid on the NYSEG Common Stock was $.35 per share payable on February 15, 1998.

    There can be no guarantee of the amount of the initial quarterly dividend on HoldCo Common Stock or of the payment of future dividends because the rate and timing of dividends on HoldCo Common Stock will depend upon the future earnings and financial condition of HoldCo and its subsidiaries, including NYSEG, and upon other relevant factors affecting HoldCo's dividend policy which are not presently determinable. The ability of HoldCo to pay common stock dividends will be governed by the ability of HoldCo's subsidiaries to pay dividends to HoldCo. For a period of time following the Share Exchange, the funds required by HoldCo to enable it to pay dividends on HoldCo Common Stock are expected to be derived predominantly from the dividends paid by NYSEG to HoldCo. In the future, dividends from subsidiaries other than NYSEG may also be a source of funds for dividend payments by HoldCo.

    NYSEG's ability to make dividend payments to HoldCo will be subject to the availability of earnings and the needs of its utility business. NYSEG intends to pay dividends to HoldCo, if available, in amounts which, to the extent not otherwise provided by dividends and other funds from subsidiaries of HoldCo, will be sufficient for HoldCo to pay cash dividends on HoldCo Common Stock and to pay the operating expenses of HoldCo and for such other corporate purposes as the Board of Directors of HoldCo may determine. Because NYSEG will remain subject to regulation by the PSC, the amount of its earnings and dividends will be affected by the manner in which the PSC regulates NYSEG. In addition, pursuant to the terms of the Restructuring Agreement, common stock dividends paid by NYSEG to HoldCo will generally be limited in any calendar year to 100% of net income available for common stock. The ability of NYSEG to pay dividends on its common stock will continue to be subject to the preferential dividend rights of the holders of the NYSEG Preferred Stock and NYSEG Preference Stock, if any. In addition, although it has no present intention to do so, it is possible that NYSEG may need to issue additional preferred stock in the future to meet its capital requirements. Such additional preferred stock will also have preferential dividend rights.

    The transfer of the Generation Assets and the transfer by NYSEG of its subsidiaries to HoldCo and its subsidiaries are not expected to have an adverse effect on NYSEG's ability to pay common stock dividends to HoldCo since NYSEG will retain those assets which account for a substantial portion of its net earnings.

    NYSEG is subject to restrictions on the payment of dividends contained in its Charter and in its first mortgage bond indenture. The NYSEG Charter provides that after dividends on all outstanding NYSEG Preferred Stock and NYSEG Preference Stock, if any, have been paid, or declared and funds set apart for their payment, the NYSEG Common Stock is entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. So long as NYSEG Preferred Stock remains outstanding, cash dividends can be paid on NYSEG Common Stock only out of earned surplus (as determined under the NYSEG Charter) accumulated since December 31, 1946. Such dividends are limited to 75% of Net Income Available for Common Stock (as defined in the NYSEG Charter) if Common Stock Equity (as defined in the NYSEG Charter) falls below 25% of Total Capitalization (as defined in the NYSEG Charter), and to 50% if Common Stock Equity falls below 20% of Total Capitalization. NYSEG's Common Stock Equity at January 31, 1998, was approximately 53% of Total Capitalization. No dividends on NYSEG Common Stock can be paid unless all sinking fund requirements of the NYSEG Preferred Stock and NYSEG Preference Stock, if any, are met.

    NYSEG's first mortgage bond indenture provides that so long as any first mortgage bonds shall be outstanding, NYSEG will not declare or pay any dividends on its common stock (except a dividend in NYSEG Common Stock), or make any other distribution (by way of purchase or otherwise) to the holders of NYSEG Common Stock (other than in an amount not greater than the proceeds of additional common stock financings), except a payment or distribution out of earned surplus (as determined under the NYSEG first mortgage bond indenture) accumulated since December 31, 1946.

    As of January 31, 1998, neither the NYSEG Charter nor the first mortgage bond indenture operated to limit the amount of regular quarterly dividends that NYSEG pays on its common stock. Dividends on the NYSEG Preferred Stock will continue to be paid at the times, at the rates and pursuant to the terms provided for in the various series of such stock.

DIRECTORS AND EXECUTIVE OFFICERS

    Immediately after the Effective Time, the Board of Directors of HoldCo shall consist of those persons who are directors of NYSEG immediately prior to the Effective Time. If the Stockholders approve the Plan of Exchange, they will be considered also to have ratified the election of such persons as the directors of HoldCo. It is anticipated that the directors of NYSEG immediately after the Effective Time will be those persons who are directors of NYSEG immediately prior to the Effective Time. It is also anticipated that HoldCo and its subsidiaries will have some common officers.


    HoldCo and NYSEG each may have directors or executive officers who are not directors or executive officers of the other. For information with respect to NYSEG directors and executive officers, executive compensation, security ownership, and certain relationships and related transactions, see "Proposal 2:
Election of Directors" in this Proxy Statement and Prospectus and NYSEG's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference.


DESCRIPTION OF NYSEG CAPITAL STOCK

    NYSEG has an authorized capitalization consisting of: (i) 90,000,000 shares of common stock having a par value of $6.66 2/3 per share, of which 67,508,281 shares were issued and outstanding as of January 31, 1998; (ii) 2,455,000 shares of Serial Preferred Stock having a par value of $100 per share, of which 844,400 shares were issued and outstanding as of January 31, 1998; (iii) 10,800,000 shares of Serial Preferred Stock having a par value of $25 per share, of which 3,000,000 shares were issued and outstanding as of January 31, 1998; and (iv) 1,000,000 shares of Preference Stock having a par value of $100 per share, of which none were issued and outstanding as of January 31, 1998. The outstanding NYSEG Preferred Stock has preference over the NYSEG Common Stock, and would have preference over shares of NYSEG Preference Stock if any such shares were outstanding, as to dividends and assets on liquidation. If shares of NYSEG Preference Stock were issued and outstanding, such shares would have preference over the NYSEG Common Stock as to dividends and assets on liquidation.

    The Stockholders have cumulative voting rights for the election of directors and one vote per share for all other purposes at the Annual Meeting. Holders of NYSEG Preferred Stock are not entitled to vote at the Annual Meeting. See "Information About the Annual Meeting--Outstanding Securities and Voting Rights."

DESCRIPTION OF HOLDCO CAPITAL STOCK
    GENERAL


    The HoldCo Charter will provide for an authorized capitalization consisting of (i) 200,000,000 shares of HoldCo Common Stock, par value $.01 per share, and
(ii) 10,000,000 shares of preferred stock, par value $.01 per share ("HoldCo Preferred Stock"). As of the Record Date, 150 shares of HoldCo Common Stock were outstanding and held by NYSEG, and no other shares of HoldCo capital stock were issued or outstanding. The HoldCo Charter will provide that, to the extent permitted by the BCL and the HoldCo Charter, the Board of Directors of HoldCo is authorized, at any time or from time to time, to establish and designate one or more series of HoldCo Preferred Stock and to fix the number of shares and the relative rights, preferences and limitations of each such series.


    DIVIDENDS

    Subject to any prior rights of HoldCo Preferred Stock, if any should become outstanding, dividends on HoldCo Common Stock will be paid if, when and as determined by the Board of Directors of HoldCo from time to time out of funds legally available therefor. The HoldCo Charter will not contain certain restrictions on the declaration, payment and amount of dividends on common stock as are contained in the NYSEG Charter. See "Proposal 1: The Plan of Exchange--Dividend Policy."

    VOTING RIGHTS


    Holders of HoldCo Common Stock are entitled to one vote for each share held by them on all matters submitted to the stockholders of HoldCo. The HoldCo Charter will provide for the adoption of a plan of merger or consolidation by the affirmative vote of stockholders entitled to cast a majority of the votes; in the absence of such provision a two-thirds vote would be required. Holders of HoldCo Common Stock will not have cumulative voting rights in the election of directors. The HoldCo Charter and By-Laws will require the affirmative vote of the stockholders entitled to cast three-fourths of the votes entitled to be cast in order for stockholders to alter, amend, repeal, or adopt any provision inconsistent with, certain specified provisions of the HoldCo By-Laws. HoldCo's Board of Directors will be divided into three classes serving staggered three year terms. See "Proposal 1: The Plan of Exchange--Possible Effect of Certain HoldCo Provisions and New York Law."


    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of HoldCo, either voluntary or involuntary, after payment or provision for payment shall have been made of the amounts to which the holders of HoldCo Preferred Stock shall be entitled under the provisions of any series of HoldCo Preferred Stock established by the Board of Directors, the holders of HoldCo Common Stock will be entitled, to the exclusion of the holders of the HoldCo Preferred Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of HoldCo available for distribution.

    PREEMPTIVE AND OTHER RIGHTS

    The holders of HoldCo capital stock will not be entitled to any preemptive rights to subscribe for or purchase any part of any issue, sale or offering of any shares of HoldCo of any class or series, now or hereafter authorized, or of any options, warrants or rights to subscribe for or purchase any such shares, or of any securities convertible into, exchangeable for, or carrying options, warrants or rights to subscribe for or purchase, any such shares, regardless of whether such issue, sale or offering is for cash, property, services or otherwise. The HoldCo Common Stock is not subject to redemption or to any further calls or assessments and is not entitled to the benefit of any sinking fund provisions. The shares of HoldCo Common Stock to be issued in connection with the Share Exchange when issued will be fully paid and non-assessable.

POSSIBLE EFFECT OF CERTAIN HOLDCO PROVISIONS AND NEW YORK LAW


    Certain provisions of the HoldCo Charter, the HoldCo By-Laws, the BCL and the PSL could be deemed to have the effect of delaying, discouraging or preventing tender offers or other unsolicited attempts to take over and acquire the business of HoldCo on terms which some stockholders might believe to be in their best interests. By discouraging potential takeover bids, these provisions might diminish the opportunity for HoldCo's stockholders to sell their shares at a premium over then prevailing market prices. It was determined to include provisions in the HoldCo Charter and HoldCo By-Laws that might have such effects in order to ensure that the Board of Directors has the ability to evaluate any proposed acquisition or change in control of HoldCo in light of the interests of the Company and all of its constituencies without being subject to undue pressure.


    Set forth below is a discussion of the possible effects of such provisions of the HoldCo Charter, the HoldCo By-Laws, the BCL and the PSL. Reference is hereby made, and the following discussion is qualified in its entirety by reference, to the full texts of the HoldCo Charter and the HoldCo By-Laws, which are attached hereto as Exhibits B and C, respectively, and to the relevant provisions of the BCL and the PSL.

    HOLDCO DIRECTORS

    The HoldCo By-Laws will provide that HoldCo directors may only be removed by holders of a majority of shares of HoldCo Common Stock for cause and only at a meeting of stockholders. Directors may not be removed without cause by the stockholders, except in the case of directors elected by any class or series of stock (other than HoldCo Common Stock) voting separately as a class or series when so entitled by the provisions of the HoldCo Charter. Holders of HoldCo Common Stock would be unable to remove a director without cause and hence would have more difficulty in forcing changes in the composition of the majority of the Board of Directors. In addition, the HoldCo Charter and By-Laws will not provide for a minimum and maximum number of directors and the HoldCo By-Laws will not permit stockholders to increase or decrease the number of directors. The HoldCo By-Laws will provide that a majority of the Board of Directors may fix the number of directors, and in the case of an increase in the number of directors, shall thereupon elect such additional directors. Such provisions would encourage any person who may be attempting to take over HoldCo, including those holding a majority of shares, to deal with the then current Board of Directors. Stockholders would be required to amend the By-Laws, which would require a supermajority vote, in order to decrease or increase the number of directors. The HoldCo By-Laws will provide that, except as otherwise provided in the HoldCo Charter, any vacancies on the Board of Directors of HoldCo resulting from death, resignation, removal or disability, or any other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, and not by the stockholders. Such provisions could have the effect of discouraging unsolicited takeover proposals for HoldCo.

    ADVANCE NOTICE PROCEDURES

    The HoldCo By-Laws will contain certain advance notice procedures which stockholders must comply with in order to make nominations of candidates for election as directors of HoldCo or to bring other business before an annual meeting of stockholders of HoldCo (the "Advance Notice Procedures").

    The Advance Notice Procedures will provide that only persons who are nominated by, or at the direction of, the Board of Directors of HoldCo, or by a stockholder who has given written, timely notice meeting certain requirements to the Secretary of HoldCo, will be eligible for election as directors of HoldCo. The Advance Notice Procedures will also provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors of HoldCo, or by a stockholder who has given written, timely notice meeting certain requirements to the Secretary of HoldCo of such stockholder's intention to bring such business before such annual meeting.

Under the Advance Notice Procedures, in order to be timely, notice of stockholder nominations to be made at, or notice of business to be brought before, an annual meeting must be received by HoldCo not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (the anniversary date for HoldCo's first annual meeting shall be deemed to be April 29, 1999); provided that, in the event that the annual meeting is called for a date that is not within 30 calendar days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first. These by-law provisions will provide a more orderly procedure for conducting stockholder meetings and will provide the Board of Directors with a meaningful opportunity prior to stockholder meetings to inform stockholders, to the extent deemed necessary or desirable by the Board of Directors, of any business proposed to be conducted at such meetings, together with any recommendation of the Board of Directors. Also, by requiring advance notice of nominations by stockholders, these by-law provisions will afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications.

    Although the Advance Notice Procedures will not give the HoldCo Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or business to be brought before the annual meeting, they may have the effect of precluding a contest for the election of directors or the consideration of business if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to HoldCo and its stockholders. The Advance Notice Procedures may also provide sufficient time for HoldCo to institute litigation or take other appropriate steps to prevent the nominee of a stockholder attempting to acquire control of HoldCo or the Board of Directors from being elected or serving, or to respond or prevent such business from being acted upon, if such action is thought to be necessary or desirable for any reason.

    SPECIAL MEETINGS OF STOCKHOLDERS AND RIGHT TO ACT BY UNANIMOUS WRITTEN
     CONSENT

    The HoldCo By-Laws will provide that special meetings of stockholders may be called only by the Chairman or by the President, and shall be called by the Chairman or the President or Secretary at the request in writing of a majority of the Board of Directors. Stockholders will not be permitted to call, or to require that the Board of Directors call, a special meeting of stockholders. Moreover, the business permitted to be transacted at a special meeting of stockholders will be limited to business that is specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Chairman, the President or the Board of Directors or otherwise properly brought before the special meeting by or at the direction of the Board of Directors. A stockholder will be unable to force stockholder consideration of a proposal over the opposition of the Board of Directors of HoldCo by calling a special meeting of stockholders.

    In addition, HoldCo's Charter will provide that the stockholders may take action without a meeting by written consent, but only if such consent is signed by the holders of all outstanding shares entitled to vote thereon. Such provision of the HoldCo Charter, together with the provisions relating to the calling of special meetings described above, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting and would prevent the holders of less than all of the outstanding shares entitled to vote thereon from using the written consent procedure to take stockholder action.

    CLASSIFIED BOARD OF DIRECTORS


    The BCL provides that a board of directors may be classified into three classes, serving staggered three-year terms. The HoldCo Charter will provide that HoldCo's Board of Directors will be classified into three classes. HoldCo's classified Board of Directors will provide a greater likelihood of continuity, knowledge and experience on the Board of Directors because at any one time, one-third of the Board of Directors would be in its second year of service and one-third would be in its third year of service. A classified Board would cause any person who may be attempting to take over HoldCo, including those holding a majority of shares, to deal with the then current Board of Directors. Generally, such a person would be unable to force immediate changes in the composition of the majority of the Board of Directors since the terms of approximately one-third of the incumbent directors would expire each year and it would require at least two annual meetings for such person to change a majority of the Board of Directors, as opposed to being able to achieve control in one annual meeting. Similarly, an attempt to amend the HoldCo Charter to eliminate the classified board provision would require at least two annual meetings, since under New York law, the HoldCo Charter could only be amended if authorized by the HoldCo Board of Directors followed by a vote of the stockholders and it would require any person attempting to so amend the HoldCo Charter to control a majority of the votes of HoldCo's Board of Directors, which as discussed above, would generally require at least two annual meetings to achieve. These provisions could have the effect of discouraging unsolicited takeover proposals for HoldCo or impeding a business combination between HoldCo and a significant stockholder.


    NO CUMULATIVE VOTING

    The HoldCo Charter will not provide for cumulative voting in the election of directors. Under cumulative voting, it is possible for representation on a board of directors to be obtained by an individual or group of individuals who own less than a majority of the voting stock. Such a stockholder or group may have interests and goals which are not consistent with, and indeed may be in conflict with, those of a majority of stockholders. The Board of Directors of HoldCo believes that each director should represent all of the stockholders, rather than the interests of any special constituency, and that the presence on the Board of Directors of HoldCo of one or more directors representing such a constituency could disrupt or impair the efficient management of HoldCo. The lack of cumulative voting could discourage the accumulation of blocks of HoldCo Common Stock and therefore could tend to make temporary increases in the market price of HoldCo Common Stock, which could result therefrom, less likely to occur.

    AUTHORIZED SHARES


    HoldCo will be authorized to issue significantly more shares of common stock than NYSEG. After the Effective Time, HoldCo will have authorized and unissued approximately 135,000,000 shares of HoldCo Common Stock and 10,000,000 shares of HoldCo Preferred Stock.


    The Board of Directors of HoldCo will have the authority to issue the unissued HoldCo Common Stock, or any part thereof, and, to the extent permitted by the BCL and the HoldCo Charter, the full authority to determine the terms of any series of the HoldCo Preferred Stock without further action by the stockholders except as required by law or applicable stock exchange requirements. For example, the NYSE, on which the HoldCo Common Stock will be listed, currently specifies stockholder approval as a prerequisite for listing shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares outstanding by 20% or more.

    Although HoldCo has no current plans for the issuance of any additional HoldCo Common Stock or HoldCo Preferred Stock (other than HoldCo Common Stock in connection with the Share Exchange and pursuant to the Common Stock Plans), such shares could be used in connection with acquisitions of stock or assets of other companies, to provide funds for construction of facilities and/or other corporate purposes. Dividend requirements and any redemption, sinking fund or conversion provision pertaining to shares of the HoldCo Preferred Stock, if authorized and issued, may have an adverse effect on the availability of earnings for distribution to holders of HoldCo Common Stock and for use with respect to other corporate purposes. While there is no present intention to issue such shares except as set forth above, the number of authorized shares of HoldCo Common Stock and shares of HoldCo Preferred Stock will insure that shares will be available, if needed, for issuance in connection with raising additional capital, acquisitions, and other corporate purposes and, in the case of HoldCo Common Stock, to support the issuance of HoldCo Preferred Stock or other securities convertible into or exercisable for HoldCo Common Stock.

    An effect of having authorized but unissued shares of HoldCo Common Stock and HoldCo Preferred Stock may be to enable the HoldCo Board of Directors to discourage an unsolicited takeover attempt or other transaction to obtain control of HoldCo or to make such transaction more difficult to complete. Such HoldCo Common Stock or HoldCo Preferred Stock might be issued by the HoldCo Board of Directors without stockholder approval in a manner which might prevent the completion of such takeover transaction or which might make the completion of such takeover transaction more difficult or costly by diluting the voting or other rights of the proposed acquiror. Although the Board of Directors of HoldCo currently has no intention of doing so, shares of HoldCo Preferred Stock could be issued in a manner which could have the effect of discouraging unsolicited takeover attempts that the Board of Directors of HoldCo does not believe are in the best interests of stockholders. Such HoldCo Preferred Stock could be issued entitling holders to vote separately as a class or series on any proposed merger or consolidation, to convert HoldCo Preferred Stock into a large number of HoldCo Common Stock or other securities, to require redemption at a specified price under prescribed circumstances related to a change of control, or to exercise other rights designed to impede an unsolicited takeover that the Board of Directors of HoldCo determines are not in the best interests of stockholders. In addition, the authorized but unissued HoldCo Common Stock or HoldCo Preferred Stock could be used in connection with the adoption of a rights plan, pursuant to which the HoldCo Board of Directors could issue rights granting the holders thereof, other than a person acquiring in excess of a specified percentage of shares of HoldCo Common Stock without the consent of the HoldCo Board of Directors, a right to purchase from HoldCo additional shares of HoldCo Common Stock (or their equivalent) at a price below the then current market price for such shares. The effect of such a plan would be to discourage any person from acquiring shares in excess of such specified percentage without the approval of the HoldCo Board of Directors.

    SUPERMAJORITY APPROVAL REQUIRED FOR CERTAIN AMENDMENTS TO HOLDCO BY-LAWS


    In general, approval of amendments to the HoldCo By-Laws will require the affirmative vote of a majority of the Board of Directors or the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast. The HoldCo Charter and the HoldCo By-Laws will require supermajority stockholder approval for the alteration, amendment, repeal of, or the adoption of any provision inconsistent with, certain specified provisions of the HoldCo By-Laws if such alteration, amendment, repeal or adoption is by action of the stockholders. Such by-law amendments will require the affirmative vote of the stockholders entitled to cast three-fourths of the votes entitled to be cast.


    The HoldCo By-Law provisions which will not be able to be amended without a supermajority vote relate generally to the Advance Notice Procedures, special meetings of stockholders, the structure of the HoldCo Board of Directors, and the amendment of the supermajority requirements. Since the supermajority requirements will make it more difficult for the stockholders to amend such provisions, the supermajority requirements could have the effect of discouraging unsolicited takeover proposals for HoldCo that the Board of Directors of HoldCo determines are not in the best interests of stockholders.

    BCL SECTION 912

    Section 912 of the BCL prohibits a resident domestic corporation (a New York corporation which has certain additional connections with New York) from engaging in a business combination (as defined in Section 912) with an interested stockholder (generally, the beneficial owner of 20% or more of a corporation's voting stock) for five years following the time such stockholder became an interested stockholder unless prior to the time that the stockholder became an interested stockholder, the corporation's board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. After the expiration of the five-year period, such business combinations may occur only if approved by a majority vote of disinterested stockholders, or if specific requirements as to consideration paid to holders of common stock and preferred stock are met.

    REGULATORY APPROVAL OF A MERGER OR TAKEOVER INVOLVING HOLDCO

    Under Section 70 of the PSL, no gas corporation or electric corporation may directly or indirectly acquire the stock or bonds of any other corporation incorporated for, or engaged in, the same or a similar business unless authorized by the PSC. That statute also provides that, in general, no stock corporation of any description, domestic or foreign, other than a gas corporation or electric corporation, may purchase or acquire, take or hold, more than ten percent (10%) of the voting capital stock of any gas corporation or electric corporation organized or existing under or by virtue of the laws of New York State unless with the consent of, and subject to the terms and conditions set by, the PSC. No consent may be given by the PSC to any such acquisition under Section 70 of the PSL unless it has been shown that such acquisition is in the public interest. An "electric corporation" is defined to generally include any corporation, company, partnership and person owning, operating or managing any electric plant. A "gas corporation" is defined to generally include any corporation, company, partnership and person owning, operating or managing any gas plant. In the event of a merger, consolidation or takeover transaction involving HoldCo, any regulatory approvals required for such a transaction would depend on the structure and other details of the transaction. The necessary approvals could include approval of the PSC under Section 70 of the PSL.

COMPARISON OF NYSEG COMMON STOCK AND HOLDCO COMMON STOCK


    As New York corporations, both NYSEG and HoldCo are governed primarily by the BCL. Holders of NYSEG Common Stock, whose rights as Stockholders are currently governed by the NYSEG Charter and the By-Laws of NYSEG (the "NYSEG By-Laws"), will become as a result of the Share Exchange holders of HoldCo Common Stock, whose rights as stockholders will be governed by the HoldCo Charter and the HoldCo By-Laws. Certain differences arise due to this change in governing charters and by-laws. With the exception of these differences, the rights of the holders of HoldCo Common Stock will not be materially different from the rights of the holders of NYSEG Common Stock. The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders, but summarizes the principal differences between the rights of the holders of HoldCo Common Stock and the rights of Stockholders. This discussion is qualified in its entirety by reference to the full texts of the HoldCo Charter, HoldCo By-Laws, the NYSEG Charter, and the NYSEG By-Laws. The HoldCo Charter and the HoldCo By-Laws are attached hereto as Exhibits B and C, respectively. The NYSEG Charter and the NYSEG By-Laws in effect on the date hereof are included as exhibits to NYSEG's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference.


    RESTRICTIONS ON DIVIDENDS

    The NYSEG Charter contains certain restrictions which limit the declaration, payment and amount of dividends on NYSEG Common Stock and the HoldCo Charter will not contain any such restrictions on HoldCo Common Stock dividends. See "Proposal 1: The Plan of Exchange--Dividend Policy" and
"--Description of HoldCo Capital Stock."

    REMOVAL OF DIRECTORS; CUMULATIVE VOTING; FILLING OF VACANCIES

    The HoldCo By-Laws will permit holders of a majority of the shares of HoldCo Common Stock to remove directors of HoldCo only for cause and only at a meeting of stockholders. If the Plan of Exchange is consummated, holders of HoldCo Common Stock will not have the ability to remove directors without cause under any circumstances. However, when so entitled by the provisions of the HoldCo Charter, directors of HoldCo elected by any class or series of stock (other than HoldCo Common Stock) may be removed without cause by such class or series, voting separately as a class or series.

    The NYSEG Charter and By-Laws by their terms permit Stockholders holding a majority of the shares of NYSEG Common Stock to remove directors of NYSEG with or without cause and at a meeting of Stockholders or by written consent. However, NYSEG's Charter and By-Laws (unlike HoldCo's) also provide for cumulative voting, and Section 706(c)(1) of the BCL provides that, in the case of a corporation having cumulative voting, no director may be removed when the votes cast against his removal would be sufficient to elect him if voted cumulatively in an election at which the same total number of votes were cast and the entire board, or the entire class of directors of which he is a member, were then being elected.

    Section 402(c) of the BCL provides that a certificate of incorporation may set forth any provision that is not inconsistent with the BCL, and Section 601(c) of the BCL provides that the by-laws may contain any provision not inconsistent with the BCL. Because NYSEG's Charter and By-Law provisions authorizing a majority of the shares of NYSEG Common Stock to remove directors of NYSEG with or without cause are (in NYSEG's view) inconsistent with Section 706(c)(1), NYSEG believes that such NYSEG Charter and By-Law provisions are invalid and inoperative.

    NYSEG has been involved in certain lawsuits in state and federal court (the "Lawsuits") in which an issue has arisen involving the nature of NYSEG's Stockholders' ability to remove NYSEG directors. See "Recent Developments--Legal Proceedings." The Lawsuits, which arose out of NYSEG's response to the plan disclosed by CalEnergy in July 1997 to acquire NYSEG (which plan was abandoned in August 1997), contend, among other things, that NYSEG's position as stated above is incorrect. The Consolidated Amended and Supplemental Class Action Complaint consolidating the state court actions alleges:

    . . . The majority removal provision of the Charter and By-Laws of NYSEG . . . is not inconsistent with the BCL, but is only limited by the provisions of Section 706(c)(1), and a majority of shareholders may remove a director without cause at a vote where the number voting against removal would be insufficient to elect the removed director at a normal election. Insofar as the majority removal provisions of the NYSEG Charter and By-laws permit removal by a majority written consent, either
    (1) Section 706(c)(1) does not apply because it applies only to actual shareholder votes at meetings, and not to majority written consents, or
    (2) the majority written consent provision itself may be invalid or inoperable, when the number of shareholders not signing the written consent would be sufficient to elect the director in question at a regular election because of the difficulty of ascertaining the wishes of the non-signers. In either case, the remainder of the majority removal provision remains valid.

    NYSEG and counsel for the plaintiffs in the Lawsuits have agreed to settle and dismiss the Lawsuits on terms that include, among other things, the above disclosure, but do not include the payment of any money to the purported class plaintiffs. NYSEG has agreed not to oppose a petition for fees and expenses by counsel for the purported class in an amount not to exceed $275,000, and to pay up to that amount as awarded by the court. If the settlement is approved, the issue raised in the Lawsuits will not be decided by a court, but in any event, since the HoldCo Charter will not provide for cumulative voting, Stockholder approval of the Plan of Exchange would obviate the issue going forward, and a majority of shares of HoldCo Common Stock could remove a director only for cause and only at a stockholders' meeting.

    HoldCo's By-Laws will provide that, except as otherwise provided in the HoldCo Charter, any vacancies on the Board of Directors of HoldCo resulting from removal may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, and not by the stockholders, while the NYSEG By-Laws provide that a vacancy caused by the removal by Stockholders of a director with or without cause may be filled by the Stockholders. See "Proposal 1: The Plan of Exchange--Possible Effect of Certain HoldCo Provisions and New York Law."

    NUMBER OF DIRECTORS

    The NYSEG Charter and By-Laws provide for a minimum and maximum number of directors and the HoldCo Charter and By-Laws will contain no such provision. The HoldCo By-Laws, unlike those of NYSEG, will not permit stockholders to increase or decrease the number of directors. See "Proposal 1: The Plan of Exchange--Possible Effect of Certain HoldCo Provisions and New York Law."

    ADOPTION OF PLAN OF MERGER BY MAJORITY VOTE

    The HoldCo Charter will provide for the adoption of a plan of merger or consolidation by affirmative vote of stockholders entitled to cast a majority of the votes; in the absence of such provision a two-thirds vote would be required. The NYSEG Charter contains no such provision. See "Proposal 1: The Plan of Exchange-- Description of HoldCo Capital Stock."

    AUTHORIZED SHARES

    HoldCo will be authorized to issue significantly more shares of common stock than NYSEG and the Board of Directors of HoldCo will have, to the extent permitted by the BCL and the HoldCo Charter, full authority to determine the terms of any series of HoldCo Preferred Stock. See "Proposal 1: The Plan of Exchange--Possible Effect of Certain HoldCo Provisions and New York Law."

    AMENDMENTS TO CERTAIN HOLDCO BY-LAW PROVISIONS

    HoldCo's Charter and By-Laws will require supermajority stockholder approval for amendments by stockholders to certain specified provisions of the HoldCo By-Laws. See "Proposal 1: The Plan of Exchange-- Possible Effect of Certain HoldCo Provisions and New York Law."

TREATMENT OF NYSEG PREFERRED STOCK

    The Share Exchange will not result in any change in the outstanding NYSEG Preferred Stock, several series of which are listed on the NYSE. The shares of NYSEG Preferred Stock issued and outstanding immediately prior to the Share Exchange will not be converted or otherwise affected by the Share Exchange and will continue as equity securities of NYSEG with the same preferences, designations, relative rights, privileges and powers, and subject to the same restrictions, limitations and qualifications, as were applicable to such securities prior to the Share Exchange. The decision to have the NYSEG Preferred Stock continue as securities of NYSEG is based upon a desire not to alter, or potentially alter, the nature of the investment represented by such fixed income securities, namely a direct investment in a regulated utility. It is anticipated that the current listings of some of NYSEG's Preferred Stock on the NYSE will continue after the Share Exchange. It is currently anticipated that NYSEG will continue to file reports pursuant to the Exchange Act.

    As to holders of NYSEG Preferred Stock, the benefits of continuing as investors in NYSEG's regulated utility business outweigh any loss of access to the return on the Generation Assets or NYSEG's subsidiaries. In that regard, investors in priority position securities, such as the holders of NYSEG Preferred Stock, benefit to the extent that such securities have been issued by the corporate entity that holds directly or has unrestricted access to the assets which generate a substantial portion of the net earnings of the enterprise. As discussed above, the funds required to pay dividends on HoldCo Common

Stock for a period of time following the Share Exchange are expected to be derived predominantly from dividends paid by NYSEG. If the NYSEG Preferred Stock also were to be exchanged pursuant to the Share Exchange and become preferred stock of HoldCo, the funds required to pay dividends on that preferred stock would also be derived predominantly from dividends paid by NYSEG.

    Although it has no present intention to do so, it is possible that NYSEG may need to issue preferred stock in the future to meet its capital requirements. The preferred stock that would be issued by NYSEG would have preference over the NYSEG Common Stock and NYSEG Preference Stock, if any, as to the payment of dividends and, therefore, would reduce the amount of funds available to NYSEG for the payment of dividends to HoldCo. As a result, the conversion of the NYSEG Preferred Stock to HoldCo Preferred Stock would result in the dividend payments and distributions upon liquidation with respect to those shares being subordinated to the dividend and distribution rights of the newly created preferred stock of NYSEG.

TREATMENT OF NYSEG INDEBTEDNESS

    The Share Exchange will not result in any change in the outstanding indebtedness of NYSEG which will continue to be obligations of NYSEG after the Share Exchange. NYSEG's first mortgage bonds will continue to be secured by a first mortgage lien on all of the properties of NYSEG that are currently subject to such lien. Such indebtedness will be neither assumed nor guaranteed by HoldCo in connection with the Share Exchange. The decision to have such indebtedness of NYSEG continue as obligations of NYSEG is based upon a desire not to alter, or potentially alter, the nature of the investment represented by such fixed income obligations, namely a direct investment in a regulated utility.

ACCOUNTING TREATMENT


    The consolidated assets and liabilities of HoldCo and its subsidiaries immediately after the Effective Time will be the same as the consolidated assets and liabilities of NYSEG and its subsidiaries immediately before the Effective Time. HoldCo, on an unconsolidated basis, will record its investment in NYSEG and in the subsidiaries transferred by NYSEG to HoldCo at their net book value. The Share Exchange will result in HoldCo becoming the owner of the NYSEG Common Stock. This change in ownership will have no accounting effect on NYSEG. The transfers of subsidiaries by NYSEG to HoldCo and its subsidiaries will reduce NYSEG's retained earnings by an amount equal to the net book value of such subsidiaries.


CERTAIN INCOME TAX CONSEQUENCES

    GENERAL

    The following general discussion summarizes certain income tax considerations relating to the Restructuring. This discussion is included for general information only. It does not discuss all aspects of income taxation that may be relevant to a particular Stockholder in light of the personal tax circumstances of the Stockholder or to certain types of Stockholders subject to special treatment under the income tax laws.

    Statements of legal conclusion regarding federal tax treatments, effects or consequences reflect the opinion of Huber Lawrence & Abell, General Counsel for the Company. No rulings have been requested from the Internal Revenue Service. Accordingly, each Stockholder should consult his or her own tax advisor as to the specific tax consequences to him or her, including the application and effect of state or local income and other tax laws.

    The following discussion is based on existing statutory provisions, existing and proposed regulations and existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively.

    For federal income tax purposes, the Share Exchange is intended to qualify as a tax free exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended.

    TAX IMPLICATIONS TO THE STOCKHOLDERS

    For federal income tax purposes, no gain or loss will be recognized by the Stockholders from the Share Exchange. The tax basis of the HoldCo Common Stock received by each Stockholder will be the same as the Stockholder's basis in the NYSEG Common Stock surrendered in the Share Exchange. The holding period of the HoldCo Common Stock held by each Stockholder for determining long-term capital gains for federal income tax purposes will include the period during which such Stockholder held the NYSEG Common Stock, provided that the NYSEG Common Stock was held as a capital asset on the date of the Share Exchange.

    TAX IMPLICATIONS TO HOLDCO

    No gain or loss will be recognized by HoldCo for federal income tax purposes upon receipt of the NYSEG Common Stock. For federal income tax purposes, the basis of the NYSEG Common Stock received by HoldCo will be the same as NYSEG's net asset basis immediately after the Share Exchange, subject to certain adjustments under Treasury Regulations relating to consolidated groups, and HoldCo's holding period in the NYSEG Common Stock received in the Share Exchange includes the period during which such stock was held by Stockholders.

    TAX IMPLICATIONS TO NYSEG IN CONNECTION WITH THE TRANSFER OF THE GENERATION
     ASSETS TO GENSUB

    The transfer of the Generation Assets to GenSub will result in no adverse federal income tax consequences to NYSEG. In general, it will have no net impact on the determination of the enterprise's taxable income for federal income tax purposes.

    OTHER TAX ASPECTS

    Apart from federal income tax aspects, no attempt has been made to determine any tax that may be imposed on a Stockholder by the country, state or jurisdiction in which such Stockholder resides or is a citizen. Stockholders may be subject to other taxes, such as state or local income taxes that may be imposed by various jurisdictions. Such Stockholders may also be subject to intangible property, estate and inheritance taxes in their state of domicile. Such Stockholders should consult their own tax advisors with regard to state and local income, inheritance and estate taxes.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY, AND DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY FOREIGN, FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF STOCK IN NYSEG OR HOLDCO EITHER BEFORE OR AFTER THE SHARE EXCHANGE. ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE SHARE EXCHANGE OR SUCH DISPOSITION OF STOCK.

LEGAL OPINIONS

    The validity of the HoldCo Common Stock will be passed upon for the Company by Huber Lawrence & Abell, General Counsel for the Company.

EXPERTS


    The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of income, changes in common stock equity, and cash flows for each of the three years in the period ended December 31, 1996, and the related financial statement schedule incorporated in this Proxy Statement and Prospectus by reference from NYSEG's Annual Report on Form 10-K are incorporated herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



    Statements made herein and in the documents incorporated by reference in this Proxy Statement and Prospectus as to matters of law and legal conclusions have been reviewed by Huber Lawrence & Abell, General Counsel for the Company, and have been made in reliance upon their authority as experts. As of January 31, 1998, a member of the firm of Huber Lawrence & Abell who participated in the preparation of this Proxy Statement and Prospectus owned 2,084 shares of NYSEG Common Stock.


            PROPOSAL 2: ELECTION OF DIRECTORS (ITEM 2 ON PROXY CARD)

    The Board of Directors of NYSEG currently consists of thirteen directors divided into three classes. One class of directors is elected at each annual meeting of stockholders for a term expiring at the third succeeding annual meeting of stockholders.

    The nominees for election at this Annual Meeting to serve as directors in Class II for a term expiring at the 2001 Annual Meeting of Stockholders and thereafter until their successors shall be elected and shall qualify are: James
A. Carrigg, Paul L. Gioia and Ben E. Lynch. Messrs. Carrigg, Gioia and Lynch were elected to Class II at the 1995 Annual Meeting of Stockholders for a term expiring at the 1998 Annual Meeting of Stockholders. Allen E. Kintigh is not standing for re-election to the Board of Directors because he is retiring as a director of NYSEG effective April 29, 1998.

    Unless otherwise specified on the proxy, shares represented by proxies in the accompanying form received on behalf of the Board of Directors will be voted for the election of James A. Carrigg, Paul L. Gioia and Ben E. Lynch. Proxy holders reserve the right to exercise cumulative voting rights and to cast the votes at the meeting in such manner, and for such lesser number of said nominees, as they may deem best, in order, so far as possible, to secure the election of said nominees. While it is not anticipated that any of the nominees will be unable to qualify or accept office, if one or more should be unable to do so, the proxy holders reserve the right to vote for any substitute nominee or nominees designated by the Board of Directors.

    During 1997 there were eight meetings of the Board of Directors. All of the directors attended 75% or more of the total number of meetings of the Board of Directors and the Committees of the Board on which they served.

    The following sets forth information for each nominee for election at this Annual Meeting and for each director continuing in office.

                  CLASS II
                  DIRECTORS NOMINATED FOR TERMS EXPIRING IN 2001
[PHOTO]

                  JAMES A. CARRIGG
                  FORMER CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NYSEG,
                  BINGHAMTON, NY. Director of Security Mutual Life Insurance Company of New
                  York, Binghamton, NY. Trustee of: Dr. G. Clifford & Florence B. Decker
                  Foundation, Binghamton, NY; and the Public Policy Institute of the
                  Business Council of New York State, Albany, NY. Mr. Carrigg was Chairman,
                  President and Chief Executive Officer of NYSEG from January 1991 to
                  September 1996, and was Chairman and Chief Executive Officer of NYSEG from
                  May 1988 to December 1990. Prior to that time, he was President and Chief
                  Operating Officer of NYSEG. Mr. Carrigg, 64, has been a director of NYSEG since 1983.

[Photo]           PAUL L. GIOIA
                  OF COUNSEL, LEBOEUF, LAMB, GREENE & MACRAE,(1) ALBANY, NY; ATTORNEYS AT
                  LAW. Director of Berkshire Gas Company, Pittsfield, MA. Mr. Gioia was a
                  Senior Vice President of First Albany Corporation from May 1987 to October
                  1993. Prior to that time, he served as a member and was Chairman of the
                  Public Service Commission of the State of New York and also served as a member of the New York State Energy Research and Development Authority.
                  Mr. Gioia, 55, has been a director of NYSEG since 1991.
[Photo]
                  BEN E. LYNCH
                  PRESIDENT OF WINCHESTER OPTICAL COMPANY, ELMIRA, NY. Past Chairman of
                  Arnot-Ogden Medical Center, Elmira, NY; Past President of Horseheads Board
                  of Education, Horseheads, NY. Former Trustee of the Pennsylvania College
                  of Optometry, Philadelphia, PA; and of the Optometric Center of New York
                  Foundation, New York, NY. Mr. Lynch, 60, has been President of Winchester
                  Optical Company since 1965, and has been a director of NYSEG since 1987.

                  CLASS III
                  DIRECTORS WHOSE TERMS EXPIRE IN 1999
[PHOTO]
                  ALISON P. CASARETT
                  DEAN EMERITUS, CORNELL UNIVERSITY, ITHACA, NY. Emeritus Professor of
                  Radiation Biology, New York State College of Veterinary Medicine, Cornell
                  University. Dr. Casarett was Special Assistant to the President of Cornell
                  University from August 1993 to June 1995. Prior to that time, she was the
                  Dean of The Graduate School at Cornell University. Dr. Casarett, 67, has
                  been a director of NYSEG since 1979.
[Photo]
                  JOSEPH J. CASTIGLIA
                  FORMER VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF PRATT &
                  LAMBERT UNITED, INC., BUFFALO, NY. Business Consultant and Private
                  Investor, JBC Enterprises, East Aurora, NY. Chairman, AAA Western and
                  Central New York, Buffalo, NY; Chairman, Catholic Health System of Western
                  New York, Buffalo, NY; Chairman, Blue Cross & Blue Shield of Western New
                  York, Inc., Buffalo, NY. Director of: Vision Group of Funds and Vision
                  Fiduciary Funds, Inc., Buffalo, NY; Sevenson Environmental Services, Inc.,
                  Niagara Falls, NY; Buffalo Alliance for Education, Buffalo, NY; and
                  Community Foundation for Greater Buffalo, Buffalo, NY. Mr. Castiglia was
                  Vice Chairman, President and Chief Executive Officer of Pratt & Lambert
                  United, Inc. from August 1994 until his retirement in January 1996. Prior to that time, he was President and Chief Executive Officer of Pratt &
                  Lambert, Inc. from 1989 until July 1994, at which time the company was merged with United Coatings, Inc. Mr. Castiglia, 63, has been a director of NYSEG since 1995.

[Photo]
                  EVERETT A. GILMOUR
                  CHAIRMAN OF THE BOARD, THE NATIONAL BANK AND TRUST COMPANY OF NORWICH,
                  NORWICH, NY AND N.B.T. BANCORP, INC., NORWICH, NY. Director of: Preferred
                  Mutual Insurance Company, New Berlin, NY; Norwich Aero Products, Inc.,
                  Norwich, NY; and Delaware Otsego Corporation, Cooperstown, NY. Mr.
                  Gilmour, 76, has been a director of NYSEG since 1980.
[Photo]           JOHN M. KEELER
                  MANAGING PARTNER, HINMAN, HOWARD & KATTELL,(2) BINGHAMTON, NY; ATTORNEYS
                  AT LAW. Chairman, The Stuart and Willma Hoyt Foundation, Binghamton, NY.
                  Director of Security Mutual Life Insurance Company of New York,
                  Binghamton, NY; and the Harriet L. Dickenson Foundation, Binghamton, NY.
                  Past Chairman, The Harpur Forum of Binghamton University Foundation,
                  Binghamton, NY; Past President of Broome County Bar Association and of
                  Broome County United Way, both of Binghamton, NY. Mr. Keeler, 64, has been a director of NYSEG since 1989.
[Photo]           ALTON G. MARSHALL
                  PRESIDENT OF ALTON G. MARSHALL ASSOCIATES, INC., NEW YORK, NY, A REAL
                  ESTATE INVESTMENT CORPORATION. Director of EQK Partners, Atlanta, GA.
                  Independent General Partner of Equitable Capital Partners and Equitable
                  Capital Partners (Retirement Fund), New York, NY; and Governor of The Real
                  Estate Board of New York, Inc., New York, NY. From March 1984 to December
                  1990, Mr. Marshall was Chairman and Chief Executive Officer of Lincoln
                  Savings Bank, FSB, Brooklyn, NY. Mr. Marshall, 76, has been a director of
                  NYSEG since 1971.

                  CLASS I
                  DIRECTORS WHOSE TERMS EXPIRE IN 2000
[PHOTO]           RICHARD AURELIO
                  SENIOR ADVISOR TO THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER, TIME WARNER
                  INC., NEW YORK, NY. President of NY1 News, New York, NY. Director of The
                  Citizens Committee for New York City, Inc., New York, NY. From 1989 to
                  1996, Mr. Aurelio was President of Time Warner New York City Cable Group,
                  New York, NY. Prior to that time, he served as deputy mayor of New York
                  City, as an administrative assistant to Senator Jacob K. Javits, and as news editor of Newsday. Mr. Aurelio, 69, has been a director of NYSEG since April 1997.

[Photo]           LOIS B. DEFLEUR
                  PRESIDENT OF THE STATE UNIVERSITY OF NEW YORK AT BINGHAMTON, BINGHAMTON,
                  NY. Chairperson of the American Council on Education, Washington, DC.
                  Director of WSKG Public Television and Radio, Binghamton, NY; Director's
                  Advisory Council, M&T Bank-Southern Division, Endicott and Ithaca, NY; and
                  Trustee, United Health Services Foundation, Binghamton, NY. Dr. DeFleur,
                  61, has been President of the State University of New York at Binghamton
                  since 1990, and has been a director of NYSEG since 1995.
[Photo]           WALTER G. RICH
                  PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF DELAWARE OTSEGO
                  CORPORATION, COOPERSTOWN, NY, AND ITS SUBSIDIARY, THE NEW YORK,
                  SUSQUEHANNA & WESTERN RAILWAY CORPORATION. Director of: Norwich Aero
                  Products, Inc., Norwich, NY; Security Mutual Life Insurance Company of New
                  York, Binghamton, NY; and New York Business Development Corporation,
                  Albany, NY. He is a member of the Franklin Industrial Advisory Board of the Syracuse University School of Management, Syracuse, NY; and appointed by the Governor a member of the New York State Public Transportation
                  Safety Board, Albany, NY. Mr. Rich, 52, has been a director of NYSEG since
                  April 1997.
[Photo]           WESLEY W. VON SCHACK
                  CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NYSEG, BINGHAMTON, NY.
                  Director of: Mellon Bank Corporation and Mellon Bank, N.A., Pittsburgh,
                  PA; RMI Titanium Company, Niles, OH; AEGIS Insurance Services, Inc.,
                  Jersey City, NJ; Business Council of New York State, Albany, NY; and
                  Peconic Land Trust, Inc., Long Island, NY. Mr. von Schack was Chairman,
                  President, Chief Executive Officer and a Director of DQE, Inc. and
                  Duquesne Light Company prior to August 1996. Mr. von Schack, 53, has been
                  Chairman, President and Chief Executive Officer of NYSEG since September
                  1996.


------------------------
(1) The law firm of which Mr. Gioia is of counsel provided legal services to NYSEG in 1997 and is expected to provide legal services to NYSEG in 1998.

(2) The law firm of which Mr. Keeler is a member provided legal services to NYSEG in 1997 and is expected to provide legal services to NYSEG in 1998.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table indicates the number of shares of equity securities of NYSEG and NYSEG Common Stock equivalent units beneficially owned as of February 13, 1998 by each director and nominee, each of the executive officers named in the Summary Compensation Table on page 38, and by the 23 current executive officers and directors as a group and the percent of the outstanding securities so owned.

                                              COMMON STOCK         COMMON STOCK     TOTAL COMMON STOCK
                                              BENEFICIALLY          EQUIVALENT       AND COMMON STOCK       PERCENT
NAME                                            OWNED(1)             UNITS(4)        EQUIVALENT UNITS      OF CLASS
-----------------------------------------  -------------------  ------------------  -------------------  -------------
Richard Aurelio..........................           1,000                  456               1,456                (5)
James A. Carrigg.........................          14,564               17,223              31,787                (5)
Alison P. Casarett.......................             522                9,671              10,193                (5)
Joseph J. Castiglia......................           5,000                1,902               6,902                (5)
Lois B. DeFleur..........................             300                1,902               2,202                (5)
Michael I. German........................          35,176                9,507              44,683                (5)
Everett A. Gilmour.......................           2,946                    0               2,946                (5)
Paul L. Gioia............................           2,556                2,738               5,294                (5)
John M. Keeler...........................           1,257                5,639               6,896                (5)
Allen E. Kintigh.........................           1,103                    0               1,103                (5)
Ben E. Lynch.............................           1,219                5,442               6,661                (5)
Alton G. Marshall........................             200                    0                 200                (5)
Gerald E. Putman.........................           9,296                7,192              16,488                (5)
Sherwood J. Rafferty.....................           7,159                7,167              14,326                (5)
Walter G. Rich...........................           1,000                  456               1,456                (5)
Jack H. Roskoz (2).......................           6,796                8,152              14,948                (5)
Wesley W. von Schack.....................          84,546               25,164             109,710                (5)
23 current executive officers and
  directors as a group...................         250,180(3)           125,004             375,184                (5)

------------------------

(1) Includes shares of NYSEG Common Stock which may be acquired through the exercise of stock options which are exercisable currently. The persons who have such options and the number of shares which may be acquired are as follows: Mr. German, 30,000; Mr Putman, 2,445; Mr. von Schack, 69,000; and all executive officers as a group, 151,977.

(2) Mr. Roskoz's stock ownership is reported as of January 1, 1998, the effective date of his retirement.

(3) Includes 2,297 shares held by an officer as nominee for NYSEG's Employees' Stock Purchase Plan.

(4) Includes NYSEG Common Stock equivalent units granted under NYSEG's Long-Term Executive Incentive Share Plan and the Director Share Plan for non-employee directors for which the director, nominee or executive officer does not have voting rights.

(5) Less than 2/3 of 1% of the outstanding NYSEG Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires NYSEG's directors and executive officers, and persons holding ten percent or more of NYSEG's equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Such reporting persons are also required to provide NYSEG with copies of all
Section 16(a) forms they file. Specific due dates for these reports have been established by SEC regulations. Based solely on its review of the copies of the reports received by it and certain written representations from certain reporting persons, NYSEG believes that during 1997 all filing requirements were satisfied by its directors and executive officers.

EXECUTIVE COMPENSATION

    Compensation for services to NYSEG for each of the last three fiscal years of the chief executive officer and the next four highest compensated executive officers of NYSEG who served in such capacities on December 31, 1997, is shown by the following:

                           SUMMARY COMPENSATION TABLE


                                                                          LONG-TERM
                                            ANNUAL COMPENSATION          COMPENSATION
                                      --------------------------------      AWARDS
           NAME AND                                       OTHER ANNUAL     OPTIONS/        ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY    BONUS    COMPENSATION     SARS (#)     COMPENSATION(1)
------------------------------  ----  --------  --------  ------------   ------------   ---------------
Wesley W. von Schack (2)......  1997  $575,000  $257,677    $     0         69,000          $66,641
  Chairman, President and       1996   178,766    72,033          0              0           75,381
  Chief Executive Officer       1995     --        --        --             --              --

Jack H. Roskoz (3)............  1997   311,000    95,415          0         30,000           36,171
  Executive Vice President      1996   308,250    67,440          0              0            2,250
                                1995   298,000    27,864          0              0            2,310

Michael I. German.............  1997   237,500    74,375          0         30,000            6,075
  Executive Vice President      1996   217,500    50,563          0              0            2,250
                                1995   207,500    20,891     53,076              0                0

Gerald E. Putman..............  1997   201,800    31,784          0         21,708            4,235
  Senior Vice President         1996   199,850    45,504          0              0            2,610
                                1995   173,300    18,801          0              0            2,670

Sherwood J. Rafferty..........  1997   198,000    18,942          0         25,000            3,875
  Senior Vice President and     1996   174,414    41,998          0              0            2,145
  Chief Financial Officer       1995   141,725    10,108          0              0            1,799


------------------------

(1) In 1997, NYSEG contributed $2,375 for each of the named executive officers under the Tax Deferred Savings Plan. Also includes a one-time cash payment of $1,500 to each of the named executive officers, other than Mr. von Schack, in connection with their respective Employee Invention and Confidentiality Agreements. NYSEG contributed for Messrs. German and Putman, $2,200 and $360, respectively, under the Employees' Stock Purchase Plan. For Mr. von Schack, $2,809 represents the dollar value of the term portion, and $61,457 represents the benefit, projected on an actuarial basis, of the whole-life portion of a premium paid for a life insurance policy. Mr. Roskoz received a payment of $32,296 in lieu of vacation.

(2) Compensation data for Mr. von Schack is provided only for 1997 and a portion of 1996 because he was employed by NYSEG commencing September 9, 1996.

(3) Mr. Roskoz retired effective January 1, 1998.

         LONG-TERM INCENTIVE PLAN AWARDS(1) IN LAST FISCAL YEAR (1997)

                                                                  PERFORMANCE        ESTIMATED FUTURE PAYOUT UNDER
                                                                   OR OTHER           NON-STOCK PRICE-BASED PLANS
                                                    NUMBER OF    PERIOD UNTIL   ---------------------------------------
                                                   PERFORMANCE   MATURATION OR    THRESHOLD      TARGET       MAXIMUM
NAME AND PRINCIPAL POSITION                          SHARES         PAYOUT       SHARES (#)    SHARES (#)    SHARES(#)
------------------------------------------------  -------------  -------------  -------------  -----------  -----------
Wesley W. von Schack............................       11,369       1997-1999         2,842        11,369       17,054
  Chairman, President and Chief Executive
  Officer

Jack H. Roskoz..................................        4,327       1997-1999         1,082         4,327        6,491
  Executive Vice President

Michael I. German...............................        4,132       1997-1999         1,033         4,132        6,198
  Executive Vice President

Gerald E. Putman................................        2,919       1997-1999           730         2,919        4,379
  Senior Vice President

Sherwood J. Rafferty............................        2,919       1997-1999           730         2,919        4,379
  Senior Vice President and Chief Financial
  Officer

------------------------

(1) Pursuant to NYSEG's Long-Term Executive Incentive Share Plan, participants were granted a certain number of Performance Shares in 1997 depending upon their position. Performance Shares granted earn dividend equivalents in the form of additional Performance Shares. Payments representing the cash value of a certain percentage of the Performance Shares are made at the end of each three-year Performance Cycle and are based on NYSEG's ranking with respect to its three-year average total stockholder return as compared to the top 100 utilities by revenue. A new Performance Cycle begins on January 1 of each year. Achievement of a ranking of 65th will result in the payment of the cash value of 25% (threshold amount) of the Performance Shares. Achievement of a ranking of 50th will result in the payment of the cash value of 100% (target amount) of the Performance Shares. Achievement of a ranking of 20th will result in the payment of the cash value of 150% (maximum amount) of the Performance Shares. There will be no payments, however, if NYSEG's ranking is below 65th. The value of the Performance Shares will be measured by reference to the average of the daily closing prices of a share of NYSEG's Common Stock for the last five trading days of the Performance Cycle.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1997)


                                                                    INDIVIDUAL GRANTS
                                                   ----------------------------------------------------
                                                    NUMBER OF   PERCENTAGE OF
                                                   SECURITIES       TOTAL
                                                   UNDERLYING   OPTIONS/SARS
                                                    OPTIONS/     GRANTED TO
                                                      SARS        EMPLOYEES    EXERCISE OR               GRANT DATE
                                                     GRANTED      IN FISCAL    BASE PRICE   EXPIRATION     PRESENT
NAME                                                 (#)(1)         YEAR         ($/SH)        DATE       VALUE(3)
-------------------------------------------------  -----------  -------------  -----------  -----------  -----------

Wesley W. von Schack.............................      69,000        16.41%       $21.750      5/21/07    $ 258,060

Jack H. Roskoz...................................      30,000         7.13%        21.750      5/21/07    $ 112,200

Michael I. German................................      30,000         7.13%        21.750      5/21/07    $ 112,200

Sherwood J. Rafferty.............................      25,000         5.95%        21.750      5/21/07    $  93,500

Gerald E. Putman.................................      20,000         4.76%        21.750      5/21/07    $  74,800

Gerald E. Putman.................................       1,708(2)        .41%       21.750      5/21/07    $  11,307(4)


------------------------


(1) Pursuant to NYSEG's 1997 Stock Option Plan, participant's were granted Options to purchase a specified number of shares of NYSEG Common Stock at specified exercise prices. These Options were granted in tandem with Stock Appreciation Rights and are for a term of ten years from the date of grant. The exercise price of an Option or tandem Stock Appreciation Right is 100% of the closing price of a share of NYSEG Common Stock determined on the last trading date before such Option and tandem Stock Appreciation Right were granted. The exercise of an Option or a tandem Stock Appreciation Right will result in a corresponding cancellation of the related Stock Appreciation Right or Option to the extent of the number of shares of NYSEG Common Stock as to which the Option or the Stock Appreciation Right was exercised. Replacement Options are granted to participants at the time of an exercise of an Option to the extent that all or any portion of the Option exercise price or taxes incurred in connection with the exercise of the Option are paid for by using other shares of NYSEG Common Stock or by the withholding of NYSEG Common Stock. The Replacement Option is granted for the number of shares the participant tenders to pay the exercise price or taxes incurred. Replacement Options are first exercisable no earlier than six months from the date of their grant and have an expiration date equal to the expiration date of the original Option. The Options are transferable to family members and certain entities under certain circumstances. Except where noted, the Options and tandem Stock Appreciation Rights were granted on May 21, 1997. The Options became first exercisable on May 21, 1997 and the tandem Stock Appreciation Rights became first exercisable on November 21, 1997, six months after their grant.


(2) Represents the grant of a Replacement Option. The Replacement Option was granted on December 18, 1997 and will be first exercisable on June 18, 1998.

(3) Based on the binomial option pricing model which is a modification of the Black-Scholes option pricing model. There is no assurance the value realized will be at or near the value estimated by the binomial option pricing model. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 20.75%; dividend yield, 6.63%; risk-free interest rate, 6.50%; and an expected term before exercise of 10 years.

(4) In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 21.89%; dividend yield, 6.12%; risk-free interest rate, 6.50%; and an expected term before exercise of 10 years.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1997)
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                         NUMBER OF SHARES
                                                      UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                             SHARES                      OPTIONS/SARS AT       IN-THE-MONEY OPTIONS/SARS
                           ACQUIRED ON                  FISCAL YEAR-END(#)       AT FISCAL YEAR-END(2)
                            EXERCISE       VALUE     ------------------------  --------------------------
NAME                           (#)      REALIZED(1)  EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
-------------------------  -----------  -----------  -----------  -----------  -----------  -------------
Wesley W. von Schack.....           0    $       0       69,000            0    $ 948,750     $       0
Jack H. Roskoz...........      30,000      236,250            0            0            0             0
Michael I. German........           0            0       30,000            0      412,500             0
Sherwood J. Rafferty.....      25,000      235,938            0            0            0             0
Gerald E. Putman.........      17,555      217,243        2,445        1,708       33,619         2,349

------------------------

(1) The "Value Realized" is equal to the difference between the Option exercise price and the closing price of a share of NYSEG Common Stock on the NYSE on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is equal to the difference between the Option exercise price and the closing price of $35.50 a share of NYSEG Common Stock on the NYSE on December 31, 1997.

    The following table sets forth the maximum retirement benefits payable to executive officers who retire at age 60 or later, in specified compensation and years of service classifications, pursuant to NYSEG's Retirement Benefit Plan and NYSEG's Supplemental Executive Retirement Plan ("SERP") as they presently exist, and assuming no optional payment form is elected. The amounts listed below reflect the deduction for Social Security benefits. There are no other offset amounts.

                               PENSION PLAN TABLE

               AVERAGE                                                   YEARS OF SERVICE
                ANNUAL                  ----------------------------------------------------------------------------------
               SALARY*                      10          15          20          25          30          35         40**
--------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
$700,000..............................  $  314,600  $  351,400  $  388,100  $  424,900  $  461,600  $  498,400  $  535,100
 650,000..............................     291,000     325,100     359,300     393,400     427,500     461,600     495,800
 600,000..............................     267,400     298,900     330,400     361,900     393,400     424,900     456,400
 550,000..............................     243,800     272,600     301,500     330,400     359,300     388,100     417,000
 500,000..............................     220,100     246,400     272,600     298,900     325,100     351,400     377,600
 450,000..............................     196,500     220,100     243,800     267,400     291,000     314,600     338,300
 400,000..............................     172,900     193,900     214,900     235,900     256,900     277,900     298,900
 350,000..............................     149,300     167,600     186,000     204,400     222,800     241,100     259,500
 300,000..............................     125,600     141,400     157,100     172,900     188,600     204,400     220,100
 250,000..............................     102,000     115,100     128,300     141,400     154,500     167,600     180,800
 200,000..............................      78,400      88,900      99,400     109,900     120,400     130,900     141,400
 150,000..............................      54,800      62,600      70,500      78,400      86,300      94,100     102,000

------------------------

* Average of the salaries (not including amounts listed under "Bonus," "Other Annual Compensation," "Long-Term Compensation Awards Options/SARs," and "All Other Compensation" in the Summary Compensation Table) for the five highest paid consecutive years during the last ten years of employment service. The average of the highest three years of salary within the last ten years of employment for the SERP was assumed to be 5% higher than each salary shown.

** Maximum years of employment service for Retirement Benefit Plan and SERP purposes.

    NYSEG's Retirement Benefit Plan provides retirement benefits for its hourly and salaried employees, including executive officers, based on length of service and the average for the five highest paid consecutive years during the last ten years of employment service. The Retirement Benefit Plan is non-contributory and is funded under a trust arrangement and an insurance contract. Amounts paid into the Retirement Benefit Plan are computed on an actuarial basis. The Retirement Benefit Plan provides for normal or early retirement benefits.

    NYSEG's SERP provides that all salaried employees, including executive officers, shall receive the full benefits of NYSEG's Retirement Benefit Plan without regard to any limitations imposed by the federal tax law and by including certain amounts deferred under NYSEG's Deferred Compensation Plan for Salaried Employees. In addition, it provides that officers and certain other key employees, who have at least ten years of service, who have served in key capacities for at least five years and who retire at age 60 or later, shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary within the last ten years of employment with NYSEG.

    Mr. von Schack and Mr. German each have an agreement with NYSEG which provides that, for the purposes of the Retirement Benefit Plan and the SERP, they each will be credited with two years of service for each year actually worked at NYSEG for the first five years of employment, provided that they each are employed by NYSEG for at least five years. Mr. von Schack was employed by NYSEG commencing September 9, 1996 and Mr. German was employed by NYSEG commencing December 5, 1994.


    Messrs. von Schack, Roskoz, German, Putman and Rafferty have 1, 35, 3, 27, and 17 credited years of service, respectively, under the Retirement Benefit Plan and SERP.


EMPLOYMENT, CHANGE IN CONTROL AND OTHER ARRANGEMENTS


    NYSEG has entered into an agreement with Mr. von Schack which provides for his employment as Chairman, President and Chief Executive Officer for a term ending on September 8, 2000. NYSEG has also entered into an agreement with Mr. German which provides for his employment as Executive Vice President for a term ending on February 28, 2001. Both agreements provide for automatic one-year extensions unless either party to an agreement gives notice that such agreement is not to be extended. Each agreement was unanimously approved by the Board of Directors and provides for, among other things, a base salary, currently $575,000 for Mr. von Schack and $325,000 for Mr. German, subject to increase by the Board of Directors, and in the case of Mr. von Schack, the payment of the annual premium on a life insurance policy (the "Life Insurance Policy") on his life. The agreements also provide for eligibility for participation in NYSEG's other compensation and benefit plans and for certain payments in the event of the termination of employment for cause due to disability or termination by NYSEG without cause prior to a change in control.



    The agreements also provide that, if, generally, within two years following a change in control,the officer's employment is terminated either by NYSEG without cause or by the officer for good reason he will receive a lump-sum payment equal to three times the sum of (i) his then-annual base salary, (ii) an award under the Annual Executive Incentive Plan ("AEIP") for the year in which the termination occurs, and (iii) in the case of Mr. von Schack, the premium NYSEG agreed to pay on the Life Insurance Policy. In the event of such termination, the officer's life (other than the Life Insurance Policy), disability, accident and health insurance benefits will continue for a period of thirty-six months and he will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there will be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, the officer will be given additional age and service credit under the SERP. In the event that any payments made on account of a change in control, whether under the agreement or otherwise, would subject the officer to federal excise tax or interest or penalties with respect to such federal excise tax, he will be entitled to be made whole for the payment of any such taxes, interest or penalties.

    NYSEG has entered into severance agreements with Messrs. Putman and Rafferty in order to provide for certain payments if, generally, within two years following a change in control the individual's employment is terminated either by NYSEG without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 1999, with automatic one-year extensions unless either the individual or NYSEG gives notice that the agreement is not to be extended. The agreements were unanimously approved by the Board of Directors. The benefits consist of a lump-sum severance payment equal to two and one-half times the sum of (i) the individual's then-annual base salary, and (ii) an award under the AEIP for the year in which the termination occurs. In the event of such termination, the individual's life, disability, accident and health insurance benefits will continue for a period of thirty months and the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, the individual will be given additional age and service credit under the SERP. In the event that any payments made on account of a change in control, whether under the agreement or otherwise, would subject the individual to federal excise tax or interest or penalties with respect to such federal excise tax, the individual will be entitled to be made whole for the payment of any such taxes, interest or penalties.


    NYSEG has entered into Employee Invention and Confidentiality Agreements with certain employees, including senior management, of NYSEG. The agreements provide for, among other things, payments (up to one year's salary) and certain health insurance premiums to the individual in the event their employment is terminated whether voluntarily or involuntarily, and the noncompetition and nonsolicitation provisions of the agreement prevent the individual from obtaining other appropriate employment, so long as he or she is not entitled to receive payments under a change in control severance agreement.

    In the event of a change in control, participants in the AEIP will be paid an amount which includes all earned but unpaid awards, a pro rata portion of any award with respect to the year in which the change in control occurs and an additional payment at the end of the year in which a change in control occurs, to the extent that the award earned under the normal terms of the AEIP exceeds the amount paid upon a change in control.

    In the event of a change in control, participants in the Long-Term Executive Incentive Share Plan (the "LTEISP") will be paid an amount which includes (i) the payment of awards for all cycles in progress at the time of a change in control computed and paid out in full (rather than pro rata) and based on the assumption that NYSEG's performance was at the 50th percentile; and (ii) any amounts earned under the normal terms of the LTEISP through the end of each performance cycle, to the extent those amounts exceed the amounts paid at the time of a change in control. All change in control payments under the LTEISP are to be valued based on the change in control price of NYSEG's Common Stock.

    The Executive Compensation and Succession Committee of the Board of Directors in its discretion may take certain actions in order to preserve, in the event of a change in control, a participant's rights under an option or stock appreciation right issued pursuant to NYSEG's 1997 Stock Option Plan.

    After a change in control, officers and certain other key employees who qualify, and whose employment is terminated at age 55 or later, other than for cause, shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary during the last ten years of employment with NYSEG. However, in the case of termination prior to age 60, such total retirement benefit will be determined by applying the same reduction in benefits as is applied to benefits upon retirement prior to age 60 under the Retirement Benefit Plan.

    NYSEG has grantor trusts to provide for the payment of certain employee and director benefits, including any severance benefits that might become payable after a change in control under Mr. von Schack's employment agreement and the other severance agreements.

    Pursuant to the terms of a separation agreement between Mr. Roskoz and NYSEG, Mr. Roskoz retired as an executive officer of NYSEG effective January 1, 1998. The separation agreement provides for a payment of $33,000 payable in 1998, payment of benefits under the SERP, and the payment of $451,000 payable in installments over the two year period following his retirement.


DIRECTORS' COMPENSATION

    Directors of NYSEG, other than officers, receive an annual retainer of $22,000, plus $1,000 for each directors' meeting attended. Members of the Executive Committee, other than officers, receive compensation of $1,500 annually. Members of committees, including the Executive Committee, other than officers, receive $1,000 for each committee meeting attended. If a directors' meeting or committee meeting is held by means of a conference telephone, the fee is $500. The Chairperson of each standing committee receives additional compensation of $1,000 for serving as Chairperson of such committee. Under the terms of NYSEG's Deferred Compensation Plan for Directors, directors can elect to defer a portion or all of their compensation. Such deferred compensation, together with interest thereon, is payable in a lump sum or over a period of years following retirement as a director.

    NYSEG has a Director Share Plan for Directors pursuant to which persons who are non-employee directors are eligible for certain benefits to be paid upon their ceasing to serve as directors of NYSEG. Eligible directors first elected directors prior to January 1, 1996, were given a one time irrevocable option to either remain in the Retirement Plan for Directors and receive retirement benefits pursuant to that plan or to cease participation in the Retirement Plan and instead participate in the Director Share Plan as of January 1, 1997. An eligible director who first becomes a non-employee director on or after January 1, 1997 automatically participates in the Director Share Plan upon becoming a non-employee director.

    An eligible director who chose to cease participation in the Retirement Plan and to participate in the Director Share Plan received an initial grant of Phantom Shares based on the actuarial present value of the vested accrued benefit earned by the director under the Retirement Plan. On each January 1, April 1, July 1, and October 1, 150 Phantom Shares will be granted to each director who participates in the Director Share Plan as of that date. Phantom Shares granted earn dividend equivalents in the form of additional Phantom Shares. Upon a director ceasing to serve as a director of NYSEG, cash payments representing the value of the Phantom Shares held by the director are to be made to the director. The value of the Phantom Shares is to be determined by multiplying the number of Phantom Shares by the average of the daily closing prices of NYSEG's Common Stock for the five trading days preceding the date the director ceases to serve as a director. NYSEG has also adopted a Deferred Compensation Plan for the Director Share Plan pursuant to which a director may defer a portion or all of the cash payment to be made under the Director Share Plan over a period of years following the director's ceasing to serve as a director.

    Pursuant to the Retirement Plan, eligible directors who opted to continue participating in the Retirement Plan qualify for annual retirement benefits. NYSEG amended the Retirement Plan in January 1996 to provide that any director elected after December 31, 1995 will not participate in the Retirement Plan. An eligible director who serves on the Board for at least five years qualifies for annual retirement benefits equal to 50% of the highest annual retainer in effect during such service. An eligible director who serves on the Board for ten years or more qualifies for annual retirement benefits equal to 100% of the highest annual retainer in effect during such service, while an eligible director with between five and ten years of service qualifies for prorated amounts. Payments of Retirement Plan benefits generally commence upon the later of the eligible director's attaining age 65 or retirement from the Board and continue for a period equal to the greater of the eligible director's life or ten years. Eligible directors elected prior to the effective date of the Retirement Plan will have such prior service included in establishing their eligibility and the amount of their retirement benefits.

COMMITTEES

    NYSEG's Board of Directors has an Audit Committee, a Nominating Committee, and an Executive Compensation and Succession Committee.

    The Audit Committee, which consists of Ben E. Lynch, Chairman, Joseph J. Castiglia, Lois B. DeFleur, and John M. Keeler, had four meetings in 1997. The Audit Committee recommends the appointment of the independent accountants and reviews with them the audit plan and results of the audit. It also meets with the independent accountants, internal auditor, and management to discuss the adequacy of NYSEG's system of internal controls and financial reporting, meets with the internal auditor to discuss the results of completed internal audits and meets with management to discuss NYSEG's Corporate Compliance Program, including the adequacy of management's compliance and enforcement efforts.

    The Nominating Committee, which consists of Alton G. Marshall, Chairman, Alison P. Casarett, Lois B. DeFleur, and Everett A. Gilmour had one meeting in 1997. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors. The Committee makes recommendations to the Board of Directors regarding criteria for nomination as a candidate to the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating Committee should submit to the Secretary of NYSEG the name, a statement of qualifications and the written consent of the candidate. Recommendations will be brought to the attention of the Nominating Committee.

    The Executive Compensation and Succession Committee, which consists of Everett A. Gilmour, Chairman, Alison P. Casarett, Ben E. Lynch, and Alton G. Marshall, had three meetings in 1997. That Committee, among other things, recommends compensation for officers, awards under the AEIP, and candidates for election as officers.

REPORT OF EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE


    The Executive Compensation and Succession Committee (the "Committee") is composed entirely of independent outside directors. Under the guidance of the Committee, NYSEG's general compensation policies are designed to manage NYSEG towards overall enhanced profitability and increased stockholder value. Accordingly, two principles underlying NYSEG's compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of NYSEG's stockholders and (ii) rewarding senior management for corporate and individual performance. These principles are reflected in the structure of NYSEG's compensation program for senior managers which consists of four basic components: base salary, awards under the AEIP, awards under the LTEISP, and awards under the 1997 Stock Option Plan. In creating this structure, the Committee has deliberately placed an increased emphasis on the at risk elements of compensation. The Committee believes that placing compensation at risk and linking such compensation to performance better aligns senior management's financial interests with those of the stockholders, which in turn supports NYSEG's overall objective of enhancing stockholder value.



    In general, base salaries are targeted at competitive levels, subject to adjustment by the Committee depending on the individual's performance, based on the Committee's general policy that senior management compensation should be competitive so as to attract and retain talented executives. To that end, the Committee has in the past reviewed compensation data from certain utility and general industry companies, as well as certain salary surveys to assist in its decision-making. The Committee has also considered a number of qualitative factors, including NYSEG's financial and operational achievements, the individual's experience, responsibilities, effectiveness in performing those responsibilities and in leading or helping NYSEG respond to changes in the competitive, rapidly changing utility industry. Because the Committee has placed greater emphasis on the at risk portions of senior management compensation, including Mr. von Schack's compensation, his base salary has not been increased from the original amount set forth in his employment agreement.

    Earnings per share improved and stockholder value was enhanced substantially. The market value of NYSEG increased significantly. NYSEG made excellent progress towards improving its competitive position. The results of customer satisfaction surveys demonstrate that NYSEG is providing superior service and is consistently receiving high marks for service reliability. NYSEG's customer complaint rate to the PSC is the lowest of all energy utilities in New York State and NYSEG has continued its commitment to act in an environmentally responsible manner while providing service cost effectively. These results are reflected in the at risk portion of senior management compensation for 1997.

    The AEIP provides for cash performance incentive awards if certain annual goals are achieved. For 1997, annual performance incentive awards were based on earnings targets and individual performance objectives. Awards ranged from approximately 9% to 45% of the participant's base salary, depending upon the participant's position, and the performance levels achieved. See the Bonus column in the Summary Compensation Table for performance incentive awards earned for 1997. The LTEISP provides for cash incentive awards based on NYSEG's long-term financial performance relative to the long-term financial performance of companies in the same industry. No cash incentive awards were made under the LTEISP in 1997. See the Long-Term Incentive Plan Awards table for a description of the LTEISP and performance share grants made under the LTEISP. NYSEG's 1997 Stock Option Plan was approved by NYSEG Common Stockholders at the 1997 Annual Meeting of Stockholders. The awards under the 1997 Stock Option Plan are intended to more closely align the financial interests of management with those of NYSEG's stockholders by providing long-term incentives to those individuals who can significantly affect the future growth and success of NYSEG. For example, should NYSEG Common Stock double in value over the ten-year option term (from $21.75 per share to $43.50 per share), stockholder value would increase an estimated $1,488,305,112, while the value of the grants to the individuals listed in the Option/ SAR Grants Table would increase an estimated 0.26% ($3,821,649) of the total gain realized by all stockholders. See the Option/SAR Grants Table for a description of the 1997 Stock Option Plan and awards made under the 1997 Stock Option Plan.


    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers except that qualifying performance-based compensation that meets certain specified criteria is not subject to Section 162(m). The Committee believes, based on information currently available, that
Section 162(m) does not apply to awards made under the 1997 Stock Option Plan to NYSEG's executive officers because it satisfies the requirements of Section 162(m) and was approved by NYSEG Common Stockholders at the 1997 Annual Meeting of Stockholders. The Committee has reviewed and will continue to review tax consequences as well as other relevant considerations when making compensation decisions within the context of the overall operation of NYSEG's compensation program and will consider what actions should be taken, if any, to continue to operate the compensation program in a tax effective manner.


                EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE

Everett A. Gilmour,          Ben E. Lynch
Chairman
Alison P. Casarett           Alton G. Marshall

STOCK PERFORMANCE GRAPH

    The yearly change in the cumulative total stockholder return on NYSEG's Common Stock during the five years ending December 31, 1997, compared with the cumulative total return on the Standard & Poor's Utilities Index and Standard & Poor's 500 Index, assuming $100 was invested on December 31, 1992, and assuming reinvestment of dividends, is shown by the following:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     NEW YORK STATE ELECTRIC & GAS CORPORATION, S&P UTILITIES, AND S&P 500

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             NY STATE ELECTRIC & GAS        STANDARD & POORS
                      CORP                      UTILITIES          STANDARD & POORS 500
12/31/92                           100                        100                    100
12/31/93                        100.88                     114.44                 110.08
12/31/94                         67.53                     105.35                 111.53
12/31/95                         97.86                     149.62                 153.45
12/31/96                         86.99                     154.29                 188.68
12/31/97                        151.37                     192.33                 251.64

                                                           12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                                           ---------  ---------  ---------  ---------  ---------  ---------

New York State Electric & Gas Corp. .....................  $  100.00  $  100.88  $   67.53  $   97.88  $   86.99  $  151.37

Standard & Poor's Utilities..............................  $  100.00  $  114.44  $  105.35  $  149.62  $  154.29  $  192.33

Standard & Poor's 500....................................  $  100.00  $  110.08  $  111.53  $  153.45  $  188.68  $  251.64

            PROPOSAL 3: STOCKHOLDER PROPOSAL (ITEM 3 ON PROXY CARD)

    Mr. and Mrs. Edward Rudy, Box 7077, Yorkville Station, New York, New York, 10128, who are the beneficial owners of approximately 6,600 shares of NYSEG Common Stock have advised NYSEG that they intend to present the following proposal at the 1998 Annual Meeting of Stockholders:

    "RESOLVED: That the stockholders of New York State Electric & Gas Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide for an immediate reduction in stipends, fees, salaries, stock options and/or other remuneration being paid to members of the Board of Directors, including NYSEG officers and executives who also serve as directors, to the exact percentage reduction which has been approved by the Board of Directors for dividends payable to shareholders of the corporation and, furthermore, said reduction shall not be restored nor payments to all NYSEG directors increased except in the exact same percentages as are approved for future increases in shareholder common stock dividends. Included are any new dividend restorations or increases proposed by Chairman Wesley W. Von Schack and/or other members of the NYSEG Board of Directors, and approved by the Board of Directors prior to the approval of this shareholders' proposal by the shareholder-owners of NYSEG."

    The following statement was submitted by the proponents in support of the proposal:

    "The shareholder-voters of NYSEG showed very strong support for this proposal when it was originally presented at the 1995, 1996 and 1997 annual meetings. Shareholders who are the owners of New York State Electric & Gas Corporation are the only investors in a major utility who have been subjected to two large dividend reductions in less than a decade.

    The most recent dividend reduction, of 36.37%, carried the explanation, by the former NYSEG Chairman, on behalf of the NYSEG Board of Directors, that 'we understand the importance of the dividend. While difficult, this action is a crucial step in positioning NYSEG for a competitive environment.'

    We believe that the Board of Directors should fully participate with the non-director shareholder owners in this 'crucial step' which previous NYSEG management and the Board of Directors, at that time, determined was necessary. We do not believe that shareholder dividends which are relied upon as retirement income by many retired NYSEG employees and other investors, should be slashed .
 . . while the salaries, concurrent pensions and other payments to the current NYSEG Board of Directors remain intact . . . and, in some cases, have been substantially increased.

    It will require a 57.14% increase in the dividend rate for restoration only to the level prior to the last dividend cut. WE ARE HAPPY THAT WESLEY W. VON SCHACK HAS ACCEPTED THE POSITION AS OUR NEW CHAIRMAN, PRESIDENT AND CEO, . . . AND WE ARE EVEN HAPPIER THAT HE HAS AGREED THAT THE DIVIDEND SLASHES SHOULD BE RESTORED TO THE NYSEG SHAREHOLDER OWNERS. We believe that the members of the Board of Directors will look favorably upon restoring the dividend rate because CHAIRMAN WES VON SCHACK has openly stated that he agrees with the need for this restoration; It would negate the possibility of raiders (such as the recent aborted attempt by Calenergy) taking over our corporation because of the 'bargain' artificially depressed price at which NYSEG shares have been selling (directly due to the dividend cuts), and, with the approval of this resolution, the directors will benefit equally with the shareholder owners.

    If you agree, please mark your ballot in favor of this resolution; if you disagree, mark against. NOTE: PROXY OR PROXIES NOT MARKED WILL BE VOTED AGAINST THIS RESOLUTION, unless you have indicated that you wish to abstain from voting on this proposal."

                          BOARD OF DIRECTORS' POSITION

    The Board of Directors recommends a vote AGAINST adoption of the Stockholder Proposal for the following reasons:

    A nearly identical proposal was presented at the 1995, 1996 and 1997 Annual Meetings of the Stockholders by Mr. and Mrs. Rudy. Each year, the proposal has been soundly defeated by successively higher numbers of votes of NYSEG Stockholders, who recognized that furthering both the long-term and short-term interest of stockholders and NYSEG requires more than a superficially appealing, narrow gesture such as tying the level of dividends to director compensation. The Board of Directors believes that neither the stockholders' nor NYSEG's interests are well served by squandering corporate resources on repeated consideration of a proposal which garners less and less stockholder support each year it is submitted.

    As discussed at length under the caption "Proposal 1: The Plan of Exchange," the utility industry is evolving at an accelerated pace and is undergoing a fundamental transformation into a competitive marketplace. In order to be in position to respond effectively to the increased competition and uncertain regulatory policies, the Board of Directors, in addition to proposing the Plan of Exchange, has taken steps which it felt were necessary and appropriate to further both the long-term and short-term interests of the stockholders and NYSEG, including reducing the dividend level, which has helped to strengthen NYSEG's financial position. This financial strength has placed NYSEG in a better position today to respond effectively to the increased competition and uncertain regulatory policies.

    The proposal calls for the immediate reduction of all forms of compensation paid to directors by the same percentage as the Common Stock dividend was reduced and would tie director compensation to the level of the Common Stock dividend. The intent, as stated in the supporting statement, is to ensure that the directors "fully participate with the non-director shareholder owners" in the decision to reduce the dividend. Although the proponents are attempting to link director compensation to the level of the Common Stock dividend, and thus, tie director compensation to stockholder interests, the use of only the dividend level as the linking factor would not ensure that director compensation is properly tied to stockholder interests. Linking director compensation to the level of dividends implies that the latter is the most important measure in establishing director compensation, whereas, to the contrary, NYSEG considers many factors in establishing director compensation. The Board of Directors continues to believe that no single short-term result, whether it be stock price or dividend level or whether favorable or unfavorable, should determine the level of director compensation, because in making decisions it considers the best interests of NYSEG and its stockholders over both the long-term and the short-term. Under the proposal, all factors other than dividends would be irrelevant in determining compensation paid to directors. The long-term achievement of increased stockholder value requires more than merely tying director compensation to a single short-term factor such as the level of dividends, particularly in the face of increased competition in the utility industry.

    In the face of tremendous uncertainty in the rapidly changing utility industry, it is essential that NYSEG have the same capability to attract and retain the most highly qualified individuals as directors as other utility and general industry companies have. Accordingly, the Board of Directors continues to believe that it is in the best interests of the stockholders that NYSEG be able to pay directors' fees which are competitive with fees paid by these other companies. With the assistance of outside consultants, NYSEG reviewed its policy regarding director compensation, which resulted in the adoption of the Director Share Plan effective January 1, 1997. The Board of Directors believes that by tying directors' compensation to corporate performance, stockholders' and directors' interests will become more closely aligned. The proponents' resolution, if adopted, would restrict the Board of Directors' flexibility in consistently attracting and retaining individuals with valuable perspectives and relevant experience to serve as directors. Such a restriction on flexibility would place NYSEG at a competitive disadvantage and do a great disservice to its stockholders, particularly when other companies have no such restriction. For the foregoing reasons, the Board of Directors believes that the Stockholder Proposal is not in the best interests of stockholders.

    THE BOARD OF DIRECTORS OF NYSEG RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                            INDEPENDENT ACCOUNTANTS

    NYSEG has appointed Coopers & Lybrand L.L.P., a firm of independent certified public accountants, as auditors for the year 1998. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to answer questions that may be asked by Stockholders. From time to time Coopers & Lybrand L.L.P. performs certain management advisory services for NYSEG.

                       DEADLINE FOR STOCKHOLDER PROPOSALS


    The date by which proposals of Stockholders intended to be presented at NYSEG's 1999 Annual Meeting must be received by NYSEG for inclusion in the proxy statement and form of proxy relating to that meeting (or in HoldCo's 1999 Annual Meeting proxy statement and form of proxy if the Stockholders approve the Plan of Exchange and the Share Exchange occurs) is November 11, 1998. Such proposals should be sent to the Secretary of NYSEG, or to the Secretary of HoldCo, as the case may be, at P.O. Box 3200, Ithaca, NY 14852-3200.


                                 OTHER MATTERS

    The Board of Directors does not know of any other matters of business to be presented for action at the meeting. However, the enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

    State law requires NYSEG to inform stockholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. This insurance, which is carried with Associated Electric & Gas Insurance Services Limited and Energy Insurance Mutual Limited, has been renewed for one year beginning October 28, 1997 at a premium of $392,248. In addition, NYSEG's Pension Trust Liability Insurance, which is carried with Federal Insurance Company, covering NYSEG and its directors and those officers considered fiduciaries under the Employee Retirement Income Security Act of 1974, has been renewed for one year beginning November 1, 1997 at a premium of $68,495.

                              COST OF SOLICITATION

    The accompanying proxy is solicited on behalf of the Board of Directors. The costs of this solicitation, including reimbursement of charges of brokerage houses and others for their expenses in forwarding proxy materials to beneficial owners of stock, will be paid by NYSEG. Directors, officers, and employees of NYSEG may solicit proxies by telephone, telegram or in person, without additional compensation. In addition, NYSEG has retained Georgeson & Company Inc. to aid in the solicitation of proxies at an anticipated fee of approximately $25,000, plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of NYSEG.

                                          By Order of the Board of Directors

                                          DANIEL W. FARLEY,

                                          VICE PRESIDENT AND SECRETARY


Dated: March 11, 1998

                                    GLOSSARY


TERM                                                                                                            PAGE
-----------------------------------------------------------------------------------------------------------     -----
1995 Electric Settlement...................................................................................          15
Advance Notice Procedures..................................................................................          24
Annual Meeting.............................................................................................           1
BCL........................................................................................................          11
CalEnergy..................................................................................................           8
CMP........................................................................................................           8
Commission.................................................................................................           3
Common Stock Plans.........................................................................................          19
Company....................................................................................................           1
Competitive Opportunities Order............................................................................          15
Competitive Opportunities Proceeding.......................................................................          15
Dividend Reinvestment Plan.................................................................................           9
Effective Time.............................................................................................          11
Enterprises................................................................................................          10
Exchange Act...............................................................................................           3
FERC.......................................................................................................          13
Generation Assets..........................................................................................          10
GenSub.....................................................................................................          10
HoldCo.....................................................................................................           1
HoldCo By-Laws.............................................................................................           8
HoldCo Charter.............................................................................................           7
HoldCo Common Stock........................................................................................           1
HoldCo Preferred Stock.....................................................................................          23
Holding Company Act........................................................................................          18
ISO........................................................................................................          14
Lawsuits...................................................................................................          29
NMP2.......................................................................................................          11
NRC........................................................................................................          17
NUG........................................................................................................          17
NYSE.......................................................................................................           3
NYSEG......................................................................................................           1
NYSEG By-Laws..............................................................................................          28
NYSEG Charter..............................................................................................           7
NYSEG Common Stock.........................................................................................           1
NYSEG Preference Stock.....................................................................................          11
NYSEG Preferred Stock......................................................................................           9
Plan of Exchange...........................................................................................           1
Price Cap Period...........................................................................................          15
PSC........................................................................................................           7
PSL........................................................................................................           7
Record Date................................................................................................           9
Registration Statement.....................................................................................           3
Restructuring..............................................................................................          11
Restructuring Agreement....................................................................................           7
SEC........................................................................................................           3
Securities Act.............................................................................................           3
Share Exchange.............................................................................................           1
SRC........................................................................................................          10
Stockholders...............................................................................................           9
TRASOP.....................................................................................................           9
XENERGY....................................................................................................          13

                      AGREEMENT AND PLAN OF SHARE EXCHANGE
                                       OF
                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                                      AND
                            ENERGY EAST CORPORATION


    This Agreement and Plan of Share Exchange (the "Plan of Exchange") is dated and executed as of the 4th day of March, 1998, by and between New York State Electric & Gas Corporation, a New York corporation and Energy East Corporation, a New York corporation.



    1. The name of the acquiring corporation is Energy East Corporation (the "Acquiring Corporation"). The name under which the Acquiring Corporation was originally formed was NGE Resources, Inc. The name of the subject corporation is New York State Electric & Gas Corporation (the "Subject Corporation"). The name under which the Subject Corporation was originally formed was the Ithaca Gas Light Company.



    2. The designation and number of outstanding shares of capital stock of the Subject Corporation are as follows: Common Stock, $6.66 2/3 par value per share, each of which is entitled to one vote and of which 64,508,281 shares are outstanding (the "Subject Corporation Common Stock"); 3.75% Serial Preferred Stock, $100.00 par value per share, of which 150,000 shares are outstanding;
4 1/2% Serial Preferred Stock (Series 1949), $100.00 par value per share, of which 40,000 shares are outstanding; 4.15% Serial Preferred Stock, $100.00 par value per share, of which 14,000 shares are outstanding; 4.40% Serial Preferred Stock, $100.00 par value per share, of which 55,200 shares are outstanding; 4.15% Serial Preferred Stock (Series 1954), $100.00 par value per share, of which 35,200 shares are outstanding; 6.48% Serial Preferred Stock, $100.00 par value per share, of which 300,000 shares are outstanding; 6.30% Serial Preferred Stock, $100.00 par value per share, of which 250,000 shares are outstanding; Adjustable Rate Serial Preferred Stock, Series B, $25.00 par value per share, of which 2,000,000 shares are outstanding; and 7.40% Serial Preferred Stock, $25.00 par value per share, of which 1,000,000 shares are outstanding (said series of preferred stock are collectively referred to herein as the "Subject Corporation Preferred Stock"). The Subject Corporation is also authorized by its Restated Certificate of Incorporation to issue Preference Stock (Cumulative, $100 Par Value) (the "Subject Corporation Preference Stock"), none of which is outstanding. Holders of Subject Corporation Preferred Stock and Subject Corporation Preference Stock are not entitled to vote except as provided in the Restated Certificate of Incorporation of the Subject Corporation and as otherwise provided by law. The number of shares set forth in this paragraph is subject to change prior to the Effective Time (as defined below) insofar as the Subject Corporation may during said period issue Subject Corporation Preference Stock, issue additional Subject Corporation Common Stock and Subject Corporation Preferred Stock and may reacquire Subject Corporation Preferred Stock and may repurchase Subject Corporation Common Stock.



    The designation and number of outstanding shares of the Acquiring Corporation are: Common Stock, $.01 par value per share (the "Acquiring Corporation Common Stock"), each of which is entitled to one vote and of which 150 shares are outstanding; and Preferred Stock, $.01 par value per share (the "Acquiring Corporation Preferred Stock"), none of which is outstanding. Holders of Acquiring Corporation Preferred Stock are not entitled to vote except as may be fixed in the Restated Certificate of Incorporation of the Acquiring Corporation and as otherwise provided by law. The number of shares set forth in this paragraph is subject to change prior to the Effective Time insofar as the Acquiring Corporation may during said period issue Acquiring Corporation Preferred Stock and additional Acquiring Corporation Common Stock. The Acquiring Corporation is authorized to issue 200,000,000 shares of Acquiring Corporation Common Stock and 10,000,000 shares of Acquiring Corporation Preferred Stock.



    In accordance with the provisions of Section 913(c) of the New York Business Corporation Law ("BCL"), this Plan of Exchange shall be submitted to the holders of the Subject Corporation Common Stock for their approval and adoption. The affirmative vote of the holders of two-thirds of the votes of all outstanding shares of Subject Corporation Common Stock entitled to vote thereon shall be necessary to approve and adopt this Plan of Exchange.

    3. Upon the time of filing of a Certificate of Exchange in connection with the share exchange contemplated hereby (the "Share Exchange") by the Department of State of the State of New York or as otherwise specified in the Certificate of Exchange (the "Effective Time"):

        (a) Each share of Subject Corporation Common Stock outstanding at the Effective Time shall, by operation of law and without further action, be exchanged for one share of Acquiring Corporation Common Stock;

        (b) Each share of Acquiring Corporation Common Stock outstanding immediately prior to the Effective Time shall be canceled and shall be restored to the status of an authorized but unissued share of Acquiring Corporation Common Stock;

        (c) Each share of Subject Corporation Common Stock held in the treasury of the Subject Corporation immediately prior to the Effective Time shall be canceled and shall be restored to the status of an authorized but unissued share of Subject Corporation Common Stock; and

        (d) Immediately after the Effective Time, all of the outstanding shares of Subject Corporation Common Stock will be held by the Acquiring Corporation, and all of the outstanding shares of Acquiring Corporation Common Stock will be held by the holders of shares of Subject Corporation Common Stock that were outstanding immediately prior to the Effective Time.

    4. Shares of Subject Corporation Preferred Stock shall not be exchanged or otherwise affected by this Plan of Exchange. Each share of Subject Corporation Preferred Stock outstanding immediately prior to the Effective Time shall continue to be outstanding following the Effective Time.

    5. Each outstanding certificate which immediately prior to the Effective Time represents Subject
Corporation Common Stock shall, without any further action on the part of the holder thereof, be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Acquiring Corporation Common Stock as though a surrender or transfer and exchange had taken place.

    6. At the Effective Time, the Acquiring Corporation will, as appropriate, succeed to and assume responsibility for the Subject Corporation's Tax Deferred Savings Plan for Salaried Employees, Tax Deferred Savings Plan for Hourly Paid Employees, Employees' Stock Purchase Plan, Tax Reduction Act Employee Stock Ownership Plan, Dividend Reinvestment and Stock Purchase Plan and 1997 Stock Option Plan (collectively referred to as the "Plans"); and, by virtue of the Share Exchange and without any action on the part of the holder thereof, each right or option under the Plans to purchase shares of Subject Corporation Common Stock granted and outstanding immediately prior to the Effective Time shall be converted into and become a right or option to purchase an equivalent number of shares of Acquiring Corporation Common Stock at the same price per share, and upon the same terms and subject to the same conditions, as applicable immediately prior to the Effective Time under the relevant right or option.

    The Acquiring Corporation will reserve, for purposes of the Plans, a number of shares of Acquiring Corporation Common Stock equivalent to the number of shares of Subject Corporation Common Stock reserved by the Subject Corporation for such purposes immediately prior to the Effective Time.

    7. The Plan of Exchange shall be conditioned upon:

        (a) Receipt of the requisite vote of shareholders of the Subject Corporation pursuant to Section 913(c)(2) of the BCL;

        (b) Effectiveness of a registration statement under the Securities Act of 1933 relating to Acquiring Corporation Common Stock to be issued or reserved for issuance in connection with the Share Exchange;

        (c) Approval for listing, on official notice of issuance, of such shares of Acquiring Corporation Common Stock on the New York Stock Exchange;

        (d) Receipt of an opinion of counsel covering certain United States federal income tax matters;

        (e) Receipt of an opinion of counsel as to the legality of Acquiring Corporation Common Stock issuable in connection with the Share Exchange;

        (f) Receipt of all consents and approvals of federal or state regulatory authorities that are necessary and appropriate for the consummation of the Share Exchange, in form and substance satisfactory to the Subject Corporation and the Acquiring Corporation; and

        (g) The Restated Certificate of Incorporation of the Acquiring Corporation shall have been filed with the Department of State of the State of New York.


    8. At any time prior to the Effective Time, this Plan of Exchange may be amended or modified by mutual consent of the respective Boards of Directors of the Subject Corporation and the Acquiring Corporation; provided, however, once the Plan of Exchange is approved by the common shareholders of the Subject Corporation, no amendment or modification may be made that either changes the number or kind of shares to be received by the holders of the Subject Corporation Common Stock pursuant to the Plan of Exchange or affects the rights of any shareholder of the Subject Corporation in any manner that is materially adverse to such shareholder in the judgment of the Board of Directors of the Subject Corporation. The Plan of Exchange may be abandoned by resolution approved by the Board of Directors of either the Subject Corporation or the Acquiring Corporation, at any time before the Effective Time, whether or not the shareholders of the Subject Corporation have cast their votes with regard to the Plan of Exchange.


    9. The Subject Corporation and the Acquiring Corporation, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Share Exchange and the other transactions contemplated by this Plan of Exchange. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Plan of Exchange, the officers and directors of each of the Acquiring Corporation and the Subject Corporation shall take such further action.

    10. The Plan of Exchange was duly adopted by the Board of Directors of the Subject Corporation on October 10, 1997.

    11. The Plan of Exchange was duly adopted by the Board of Directors of the Acquiring Corporation on September 25, 1997.

    IN WITNESS WHEREOF, the parties hereto have caused this Plan of Exchange to be duly executed by their respective duly authorized representatives as of the date first above written.

                                ENERGY EAST CORPORATION

                                By:           /s/ WESLEY W. VON SCHACK
                                     -----------------------------------------
                                                Wesley W. von Schack
                                                      CHAIRMAN

                                NEW YORK STATE ELECTRIC &
                                GAS CORPORATION

                                By:           /s/ SHERWOOD J. RAFFERTY
                                     -----------------------------------------
                                                Sherwood J. Rafferty
                                             SENIOR VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER

                                   EXHIBIT B

                                                                           DRAFT

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ENERGY EAST CORPORATION

                            UNDER SECTION 807 OF THE

                            BUSINESS CORPORATION LAW

    The undersigned, being the Chairman and the Secretary, respectively, of Energy East Corporation, a New York corporation, hereby certify:

    FIRST. The name under which the corporation was originally incorporated was NGE Resources, Inc.

    SECOND. The Certificate of Incorporation of the corporation was filed by the Department of State on September 23, 1997.

    THIRD. The Certificate of Incorporation, as heretofore amended, is amended to effect one or more amendments authorized by the Business Corporation Law of the State of New York, namely: Article 7 is amended to delete the provision setting the minimum and maximum number of directors and to provide for the Board of Directors to be classified into three classes. The text of the Certificate of Incorporation is hereby restated as so amended to read in its entirety as follows:

    1. The name of the corporation is Energy East Corporation (the
"Corporation").

    2. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that any act or activity requiring the consent or approval of any state official, department, board, agency or other body shall not be engaged in without such consent or approval first being obtained.

    3. The office of the Corporation in the State of New York is located in the County of Albany.


    4. (A) The aggregate number of shares of stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) consisting of:



        (1) Two Hundred Million (200,000,000) shares of Common Stock, with a par value of One Cent ($.01) per share; and


        (2) Ten Million (10,000,000) shares of Preferred Stock, with a par value of One Cent ($.01) per share.

      (B) The designations, relative rights, preferences and limitations of the shares of each class of stock are as follows:

        (1) COMMON STOCK

    Each share of Common Stock shall have one vote. Subject to any voting rights which may vest in holders of Preferred Stock under the provisions of any series of Preferred Stock established by the Board of Directors pursuant to authority herein provided and except as otherwise provided by law, the exclusive voting power for all purposes shall be vested in the holders of Common Stock. Subject to the rights of the holders of Preferred Stock under the provisions of any series of Preferred Stock established by the Board of Directors pursuant to authority herein provided, the holders of Common Stock shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment shall have been made of the amounts to which the holders of Preferred Stock shall be entitled under the provisions of any series of Preferred Stock established by the Board of Directors pursuant to authority herein provided, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Corporation available for distribution.

        (2) PREFERRED STOCK

    The Preferred Stock may be issued from time to time in one or more series. Each share of Preferred Stock of any particular series shall be identical in all respects with every other share of Preferred Stock of the same series. The Board of Directors is authorized, at any time or from time to time, to establish and designate one or more series of Preferred Stock and to fix the number of shares and the relative rights, preferences and limitations of each such series, subject to such limitations as may be prescribed by law and the provisions of this Article. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

        (a) The distinctive serial designation of the shares of the series by number, letter, title or other means which shall distinguish these shares from the shares of all other series;

        (b) The number of shares included in the series, which number (except where otherwise provided by the Board of Directors in creating the series) may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of the outstanding shares of such series) from time to time by the Board of Directors; provided that if the number of shares is decreased, the shares constituting such decrease shall be restored to the status of authorized but unissued shares of Preferred Stock;

        (c) The dividend rate for the shares of the series, which may be expressed in terms of a formula or other method by which such rate shall be calculated from time to time, and the dividend periods, including the dates on which such dividends shall be payable;

        (d) Whether dividends on the shares of the series shall be cumulative and, with respect to the shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of the series shall be cumulative;

        (e) The amount or amounts per share (plus all dividends accrued and in arrears thereon) which shall be paid out of the assets of the Corporation to the holders of the shares of the series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

        (f) The redemption price or prices, if any, for the series and the procedure or procedures for redemption of shares of such series;

        (g) The obligation, if any, of the Corporation to acquire shares of the series pursuant to a sinking fund and the terms and conditions upon which the shares of the series shall be acquired pursuant to such sinking fund;

        (h) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and terms and conditions of any adjustments thereof, upon which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of stock or shares of any other series of any class or any other securities or assets;

        (i) The voting rights, if any, of the shares of the series in addition to those provided by law; and

        (j) Any other relative rights, preferences, or limitations of the shares of the series not inconsistent herewith or with applicable law.

    5. No holders of shares of the Corporation of any class or series, now or hereafter authorized, shall have any preemptive rights to subscribe for or purchase any part of any issue, sale or offering of any shares of the Corporation of any class or series, now or hereafter authorized, or of any options, warrants or rights to subscribe for or purchase any such shares, or of any securities convertible into, exchangeable for, or carrying options, warrants or rights to subscribe for or purchase, any such shares, regardless of whether such issue, sale or offering is for cash, property, services or otherwise.

    6. To the fullest extent that New York law from time to time permits the elimination or limitation of the personal liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for damages for any breach of duty as a director. No amendment or repeal of this Article 6 shall adversely affect any right of a director of the Corporation or the protection of a director of the Corporation from liability for acts or omissions that occur prior to the time of such amendment or repeal.

    7. The directors shall be divided, with respect to the terms for which they severally hold office, into three classes, hereby designated Class I, Class II and Class III. The three classes shall be as nearly equal in number as possible. The initial terms of office of the Class I, Class II and Class III directors shall expire at the next succeeding annual meeting of stockholders, the second succeeding annual meeting of stockholders and the third succeeding annual meeting of stockholders, respectively. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election. Any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. If the number of directors is increased by the Board and any newly created directorships are filled by the Board, there shall be no classification of the additional directors until the next annual meeting of stockholders.

    8. Actions by the stockholders may be taken without a meeting on written consent, setting forth the action so taken, but only if such consent is signed by the holders of all outstanding shares entitled to vote thereon.

    9. By-Laws of the Corporation may be altered, amended, repealed or adopted by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast, or by the affirmative vote of a majority of the Board of Directors at any meeting duly held as provided in the By-Laws of the Corporation; provided that any alteration, amendment or repeal of, or the adoption of any provision inconsistent with, By-Laws 6, 7, 8, 10 or 43, if by action of the stockholders, shall be only upon the affirmative vote of the stockholders entitled to cast three-fourths of the votes entitled to be cast.

    10. The affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast shall be required to adopt a plan of merger or consolidation.

    11. The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom any process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any such process served upon him is One Commerce Plaza, Suite 2006A-20th Floor, Albany, New York 12260, Attention: Secretary.

    FOURTH. The foregoing Restated Certificate of Incorporation was authorized by the Board of Directors of the Corporation at a meeting of the Board of
Directors held on           , 1998 , followed by the written consent of the sole
stockholder of the Corporation dated           , 1998.

    IN WITNESS WHEREOF, the undersigned have signed, and Daniel W. Farley has
verified, this Restated Certificate of Incorporation this       day of       ,
1998.

                                          --------------------------------------

                                          [Name]


                                          [Title]


                                          --------------------------------------

                                          [Name]


                                          [Title]

STATE OF NEW YORK)

                  :ss.:

COUNTY OF BROOME)

    I, Daniel W. Farley, being duly sworn, depose and state that I am the Secretary of Energy East Corporation, the corporation named in and described in the foregoing Restated Certificate of Incorporation and that I have read the foregoing document and know the contents thereof to be true, except as to matters therein stated to be alleged upon information and belief, and as to those matters, I believe them to be true.

                                          --------------------------------------

Sworn to before me this   th
day of          , 1998.

---------------------------------------------

NOTARY PUBLIC

                                   EXHIBIT C

                                                                           DRAFT

                            ENERGY EAST CORPORATION

                            ------------------------

                                    BY-LAWS

                            ------------------------

                             STOCKHOLDERS' MEETINGS

    1. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other location as shall be stated in the notice of the meeting, except when otherwise expressly provided by statute. All meetings of stockholders shall be presided over by the Chairman or by the President or a Vice President except when by statute the election of a presiding officer is required.

    2. The annual meeting of stockholders shall be held at such date and time as shall be stated in the notice of the meeting, at which the stockholders entitled to vote shall elect directors, and transact such other business as may properly be brought before the meeting.

    3. The holders of a majority of the votes of shares entitled to vote thereat, without regard to class or series, present in person or by proxy, shall be requisite for, and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise expressly provided by statute, by the Certificate of Incorporation or by these By-Laws. If, however, the holders of a majority of such votes shall not be present or represented by proxy at any such meeting, the stockholders entitled to vote thereat, present in person or by proxy, shall have power, by a majority vote of those votes present or represented, to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the amount of votes requisite to constitute a quorum shall be present in person or by proxy. At any adjourned meeting at which a quorum shall be present, in person or by proxy, any business may be transacted which might have been transacted at the meeting as originally noticed.

    4. At each meeting of stockholders each holder of record of shares of capital stock then entitled to vote shall be entitled to vote in person, or by proxy appointed by such stockholder or by his duly authorized attorney; but no proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Except as otherwise provided by statute or by the Certificate of Incorporation each holder of record of shares of capital stock entitled to vote at any meeting of stockholders shall be entitled to one vote for every share of capital stock standing in his name on the books of the Corporation. All elections shall be determined by a plurality vote. The vote for directors shall be by ballot.

    5. A list of stockholders as of the record date, certified by the corporate officer responsible for its preparation or by a transfer agent, shall be produced at any meeting of stockholders upon the request thereat or prior thereto of any stockholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat, shall require such list of stockholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be stockholders entitled to vote thereat may vote at such meeting.

    6. Except as may be otherwise provided in the Certificate of Incorporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this By-Law and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this By-Law.

    In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

    To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

    To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

    No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this By-Law. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

    7. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this By-Law and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this By-Law.

    In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

    To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

    To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

    No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this By-Law. If the chairman of the annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

    8. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation may be called by the Chairman or by the President, and shall be called by the Chairman or the President or Secretary at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meetings. No other person or persons may call or request special meetings of the stockholders.

    No business may be transacted at a special meeting of the stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Chairman, the President or the Board of Directors or (b) otherwise properly brought before the special meeting by or at the direction of the Board of Directors.

    9. Notice of every meeting of stockholders, setting forth the time, place and purpose or purposes thereof, shall be mailed, not less than ten nor more than sixty days prior to such meetings to all stockholders (at their respective addresses appearing on the books of the Corporation unless the stockholder shall have filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, in which case the notice shall be mailed to the address designated in such request) entitled to vote at such meeting, of record as of a date fixed by the Board of Directors, not more than sixty days in advance of such meeting, for determining the stockholders entitled to notice of and to vote at such meeting, unless and except to the extent that such notice shall have been waived in writing either before or after the holding of such meeting by stockholders entitled to notice thereof and to vote thereat.

                                   DIRECTORS

    10. The property and business of the Corporation shall be managed under the direction of its Board of Directors. Directors need not be stockholders. Directors shall be elected at the annual meeting of the stockholders, or, if no such election shall be held, at a meeting called and held in accordance with the statutes of the State of New York. Each director shall be elected to hold office until the expiration of the term for which he is elected, and thereafter until a successor shall be elected and shall qualify.

    A majority of the entire Board of Directors, at any regular or special meeting, may fix the number of directors and, in the case of an increase in such number, shall thereupon elect the additional directors. No decrease in the number of directors shall shorten the term of any incumbent director. Except as otherwise provided by statute, at any meeting of the stockholders, the holders of a majority of the votes of shares of common stock issued and outstanding, voting separately as a class, may remove at any time, for cause only, any director. Directors shall not be removed without cause by the stockholders, except in the case of a director elected by the holders of any class or series of stock (other than the common stock), now or hereafter authorized, voting separately as a class or series, when so entitled by the provisions of the Certificate of Incorporation applicable thereto.

    No director who shall have attained the age of 70 shall stand for re-election as a director.

                             MEETINGS OF THE BOARD

    11. The first meeting of the Board of Directors held after the annual meeting of stockholders at which directors shall have been elected shall be held for the purpose of organization, the election of officers, and the transaction of any other business which may come before the meeting.

    12. Regular meetings of the Board may be held without notice, except as otherwise provided by these By-Laws, at such time and place as shall from time to time be designated by the Board.

    13. Special meetings of the Board may be called by the Chairman or by the President or a Vice President or any two directors and may be held at the time and place designated in the call and notice of the meeting. The Secretary or other officer performing his duties shall give notice either personally or by mail or telegram at least twenty-four hours before the meeting. Meetings may be held at any time and place without notice if all the directors are present or if those not present waive notice in writing either before or after the meeting.

    14. At all meetings of the Board one-third of the total number of directors shall be requisite for and shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these By-Laws.

    15. Any regular or special meeting may be adjourned to any other time at the same or any other place by a majority of the directors present at the meeting, whether or not a quorum shall be present at such meeting, and no notice of the adjourned meeting shall be required other than announcement at the meeting.

                           COMPENSATION OF DIRECTORS

    16. Directors, other than salaried officers or employees of the Corporation or of any affiliated company, shall receive compensation for their services as directors in such form and amounts and at such times as may be prescribed from time to time by the Board of Directors. All directors shall be reimbursed for their reasonable expenses, if any, for attendance at each regular or special meeting of the Board of Directors. Nothing herein contained shall be construed to preclude any director from receiving non-cash compensation for serving as a director or from serving the Corporation in any other capacity and receiving compensation therefor.

    17. Members of the Executive Committee other than salaried officers or employees of the Corporation or of any affiliated company, shall receive compensation for their services on that committee in such form and amounts and at such times as may be prescribed from time to time by the Board of Directors.

    Members of special or standing committees, including the Executive Committee, shall be allowed such additional compensation and reimbursement for expenses as may be fixed by the Board of Directors.

                    EXECUTIVE COMMITTEE AND OTHER COMMITTEES

    18. The Board of Directors may by vote of a majority of the whole Board designate three or more of their number to constitute an Executive Committee to hold office for such period as the Board shall determine. The Chairman and the President shall each be a member of the Executive Committee. The Board of Directors may likewise designate one or more alternate members who shall serve on the Executive Committee in the absence or disqualification of any regular member or members of such Committee. When a regular or alternate member of the Executive Committee ceases to be a director he shall automatically cease to be such regular or alternate member of the Executive Committee. Such Executive Committee shall, between meetings of the Board, have all the powers of the Board of Directors in the management of the business and affairs of the Corporation, except that no such committee shall have authority as to: the submission to stockholders of any action that needs stockholders' authorization under the Business Corporation Law; the filling of vacancies in the Board of Directors or in any committee; the fixing of compensation of the directors for serving on the Board or on any committee; the amendment or repeal of the By-Laws, or the adoption of new By-Laws; or the amendment or repeal of any resolution of the Board which by its terms shall not be so amendable or repealable.

    The Executive Committee shall cause to be kept regular minutes of its proceedings, which may be transcribed in the regular minute book of the Corporation, and all such proceedings shall be reported to the Board of Directors at its next succeeding meeting, and shall be subject to revision or alteration by the Board, provided that no rights of third persons shall be affected by such revision or alteration. A majority of the Executive Committee shall constitute a quorum at any meeting. The act of a majority of the Executive Committee present at any meeting at which there is a quorum shall be the act of the Executive Committee. The Board of Directors may by vote of a majority thereof fill any vacancies in the Executive Committee. The Executive Committee may, from time to time, subject to the approval of the Board of Directors, prescribe rules and regulations for the calling and conduct of meetings of the Committee, and other matters relating to its procedure and the exercise of its powers.

    19. In addition to having the power to designate an Executive Committee, the Board of Directors may by vote of a majority of the whole Board designate other committees, whether special or standing, each to consist of three or more of their number, to hold office for such period as the Board shall determine. With respect to each such other committee, the Board of Directors may likewise designate one or more alternate members who shall serve in the absence or disqualification of any regular member or members of such other committee. When a regular or alternate member of such other committee ceases to be a director he shall automatically cease to be a regular or alternate member of such other committee. Each such other committee shall have authority only to the extent provided by the Board of Directors, except that no such other committee shall have authority as to: the submission to stockholders of any action that needs stockholders' authorization under the Business Corporation Law; the filling of vacancies in the Board of Directors or in any committee; the fixing of compensation of the directors for serving on the Board or on any committee; the amendment or repeal of the By-Laws, or the adoption of new By-Laws; or the amendment or repeal of any resolution of the Board which by its terms shall not be so amendable or repealable. A majority of each such other committee shall constitute a quorum at any meeting thereof. The act of a majority of each such other committee present at any meeting thereof at which there is a quorum shall be the act of such other committee. The Board of Directors may by vote of a majority thereof fill any vacancies in each such other committee.

                                    OFFICERS

    20. The officers of the Corporation shall be chosen by the Board of Directors. The officers shall be a Chairman, one or more Assistants to the Chairman, a President, one or more Assistants to the President, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers, and such other officers as the Board may from time to time choose and appoint.

    21. The Board of Directors, at its first meeting after the election of directors by the stockholders, shall choose a Chairman and a President from among their own number, and a Secretary, and may choose a Treasurer and a Controller, and such Assistants to the Chairman, Assistants to the President, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers, as it shall deem necessary, none of whom need be members of the Board.

    22. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms, and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

    23. The salary or other compensation of the officers of the Corporation shall be fixed by the Board of Directors. The salary or other compensation of all other employees shall, in the absence of any action by the Board be fixed by the Chairman or the President or by such other officers or executives as shall be designated by the Chairman or the President.

    24. The officers of the Corporation shall hold office until the first meeting of the Board of Directors after the next succeeding annual meeting of stockholders and until their successors are chosen and qualify in their stead. Any officer or agent elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors. Any other employee or agent of the Corporation may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors or, in the absence of any action by the Board, by the Chairman or the President or by such other officers or executives as shall have been designated by the Chairman or the President.

                                    CHAIRMAN

    25. The Chairman shall be the chief executive officer of the Corporation and shall, when present, preside at all meetings of the Board of Directors and of the stockholders, except as otherwise by law provided. He may sign in the name of and on behalf of the Corporation, certificates of stock, notes, and any and all contracts, agreements and other instruments of a contractual nature pertaining to matters which arise in the normal conduct and ordinary course of business of the Corporation. He shall be a member of the Executive Committee and of all standing committees except the Executive Compensation and Succession Committee, the Audit Committee and the Nominating Committee. He shall also generally have the powers and perform the duties which appertain to the office.

    The Assistants to the Chairman shall assist the Chairman in the performance of his duties and exercise and perform such other powers and duties as may be conferred or required by the Board.

                                   PRESIDENT

    26. The President shall, when present in the absence of the Chairman, preside at all meetings of the Board of Directors and of the stockholders, except as otherwise by law provided. He may sign in the name of and on behalf of the Corporation, certificates of stock, notes, and any and all contracts, agreements and other instruments of a contractual nature pertaining to matters which arise in the normal conduct and ordinary course of business of the Corporation. He shall be a member of the Executive Committee and of all standing committees except the Executive Compensation and Succession Committee, the Audit Committee and the Nominating Committee. He shall also generally have the powers and perform the duties which appertain to the office.

    The Assistants to the President shall assist the President in the performance of his duties and exercise and perform such other powers and duties as may be conferred or required by the Board.

                                 VICE PRESIDENT

    27. A Vice President may sign, in the name of and on behalf of the Corporation, certificates of stock, notes and any and all contracts, agreements and other instruments of a contractual nature pertaining to matters which arise in the normal conduct and ordinary course of business, and shall perform such other duties as the Board of Directors may prescribe.

    If there be more than one Vice President, the Board of Directors may designate one or more Vice Presidents as Executive Vice Presidents who shall have general supervision, direction and control of the business and affairs of the Corporation in the absence or disability of the Chairman and the President, and may designate one or more Vice Presidents as Senior Vice Presidents who shall have general supervision, direction and control of the business and affairs of the Corporation in the absence or disability of the Chairman and the President and the Executive Vice Presidents. A Vice President who has not been designated as Executive Vice President or as Senior Vice President shall have general supervision, direction and control of the business and affairs of the Corporation in the absence or disability of the Chairman and the President, and the Executive Vice Presidents and the Senior Vice Presidents.

    The Assistant Vice Presidents shall assist the Vice Presidents in the performance of their duties and exercise and perform such other powers and duties as may be conferred or required by the Board.

                                   SECRETARY

    28. The Secretary shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. He shall be sworn to the faithful discharge of his duty. Any records kept by him shall be the property of the Corporation and shall be restored to the Corporation in case of his death, resignation, retirement or removal from office.

    He shall be the custodian of the seal of the Corporation and, when authorized by the Board of Directors or by the Chairman, the President or a Vice President, shall affix the seal to all instruments requiring it and shall attest the seal and/or the execution of such instruments, as required. He shall have control of the stock ledger, stock certificate book and minute books of the Corporation and its committees, and other formal records and documents relating to the corporate affairs of the Corporation.

    The Assistant Secretary or Assistant Secretaries shall assist the Secretary in the performance of his duties, exercise and perform his powers and duties in his absence or disability, and such powers and duties as may be conferred or required by the Board.

                                   TREASURER

    29. (a) The Treasurer shall have the custody of the corporate funds and securities and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors.

    (b) He shall disburse the funds of the Corporation in such manner as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman, the President and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

    (c) He shall give the Corporation a bond if required by the Board of Directors in a sum, and with one or more sureties satisfactory to the Board, for the faithful performance of the duties of his office, and for the restoration of the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

    The Assistant Treasurer or Assistant Treasurers shall assist the Treasurer in the performance of his duties, exercise and perform his powers and duties in his absence or disability, and such powers and duties as may be conferred or required by the Board.

                                   CONTROLLER

    30. The Controller of the Corporation shall have full control of all the books of account of the Corporation and keep a true and accurate record of all property owned by it, of its debts and of its revenues and expenses and shall keep all accounting records of the Corporation.

    The Assistant Controller or Assistant Controllers shall assist the Controller in the performance of his duties, exercise and perform his powers and duties in his absence or disability, and such powers and duties as may be conferred or required by the Board.

                                   VACANCIES

    31. If the office of any director becomes vacant by reason of death, resignation, removal or disability, or any other cause, the directors then in office, except as otherwise provided in the Certificate of Incorporation, although less than a quorum, by a majority vote, may choose a successor or successors, who shall hold office until the next annual meeting of stockholders, and thereafter until a successor or successors shall be elected and shall qualify. If the office of any officer of the Corporation shall become vacant for any reason, the Board, by a majority vote of those present at any meeting at which a quorum is present, may choose a successor or successors who shall hold office for the unexpired term in respect of which such vacancy occurred.

                                  RESIGNATIONS

    32. Any officer or any director of the Corporation may resign at any time, such resignation to be made in writing and to take effect from the time of its receipt by the Corporation, unless some time be fixed in the resignation, and then from that time.

              INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    33. The Corporation shall fully indemnify to the extent not prohibited by law any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an investigative, administrative, legislative or other proceeding, and including an action by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, by reason of the fact that he, his testator or intestate, (i) is or was a director, officer, or employee of the Corporation or
(ii) is or was serving at the request of the Corporation, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against any and all judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, actually and reasonably incurred as a result of or in connection with any such action or proceeding or any appeal therein, except as provided in the next paragraph.

    No indemnification shall be made to or on behalf of any director, officer, or employee if a judgment or other final adjudication adverse to the director, officer, or employee establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Except in the case of an action or proceeding against a director, officer, or employee specifically approved by the Board of Directors, the Corporation shall pay expenses incurred by or on behalf of such a person in defending such a civil or criminal action or proceeding (including appeals) in advance of the final disposition of such action or proceeding. Such payments shall be made promptly upon receipt by the Corporation, from time to time, of a written demand of such person for such advancement, together with an undertaking by or on behalf of such person to repay any expenses so advanced to the extent that the person receiving the advancement is ultimately found not to be entitled to indemnification for such expenses.

    The rights to indemnification and advancement of defense expenses granted by or pursuant to this By-Law (i) shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement, (ii) shall be deemed to constitute contractual obligations of the Corporation to any director, officer, or employee who serves in such capacity at any time while this By-Law is in effect, (iii) are intended to be retroactive and shall be available with respect to events occurring prior to the adoption of this By-Law and (iv) shall continue to exist after the repeal or modification hereof with respect to events occurring prior thereto. It is the intent of this By-Law to require the Corporation to indemnify the persons referred to herein for the aforementioned judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, in each and every circumstance in which such indemnification could lawfully be permitted by an express provision of a by-law, and the indemnification required by this By-Law shall not be limited by the absence of an express recital of such circumstances.

    The Corporation may, with the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director, officer, or employee of the Corporation, or who is serving, or is about to serve, at the request of the Corporation, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

                          STOCK OF OTHER CORPORATIONS

    34. The Board of Directors shall have the right to authorize any officer or other person on behalf of the Corporation to attend, act and vote at meetings of the stockholders of any corporation in which the Corporation shall hold stock, and to exercise thereat any and all the rights and powers incident to the ownership of such stock and to execute waivers of notice of such meetings and calls therefor; and authority may be given to exercise the same either on one or more designated occasions, or generally on all occasions until revoked by the Board. In the event that the Board shall fail to give such authority, such authority may be exercised by the Chairman or the President in person or by proxy appointed by him on behalf of the Corporation.

                             CERTIFICATES OF STOCK

    35. Stock of the Corporation may be in certificated or uncertificated form. Stock of the Corporation represented by certificates shall be numbered and shall be entered in the books of the Corporation as the certificates are issued. The certificates shall exhibit the holder's name and number of shares and shall be signed by the Chairman, President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and the seal of the Corporation shall be affixed thereto. Where any such certificates of stock are signed by a transfer agent and by a registrar, the signatures of the Chairman, President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant

Secretary upon any such certificates, if authorized by the Board of Directors, may be made by engraving, lithographing or printing thereon a facsimile of such signatures, in lieu of actual signatures, and such facsimile signatures so engraved, lithographed or printed thereon shall have the same force and effect as if such officers had actually signed the same.

    In case any officer who has signed, or whose facsimile signature has been affixed to, any such certificate shall cease to be such officer before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be issued and delivered as though the person who signed such certificate, or whose facsimile signature has been affixed thereto, had not ceased to be such officer of the Corporation.

    To the extent permitted by law, some or all of any or all classes and series of stock of the Corporation may be uncertificated stock, provided that no stock represented by a certificate shall be registered on the books of the Corporation as uncertificated stock until such certificate is surrendered to the Corporation.

                               TRANSFERS OF STOCK

    36. Transfers of certificated stock shall be made on the books of the Corporation only upon the request of the person named in the certificate or by attorney, lawfully constituted in writing, and upon surrender of the certificate therefor.

    Transfers of uncertificated stock shall be made on the books of the Corporation only upon the request of the holder of record of such uncertificated stock or by attorney, lawfully constituted in writing, and upon receipt by the Corporation of a written instruction signed by the holder of record of such uncertificated stock or by such attorney requesting that the transfer of such uncertificated stock be registered on the books of the Corporation.

                             FIXING OF RECORD DATE

    37. The Board of Directors is hereby authorized to fix a day and hour not exceeding sixty (60) days (and in the case of a meeting not less than ten (10) days) preceding the date of any meeting of stockholders or the date fixed for the payment of any dividend or for the delivery of evidences of rights, as a record time for the determination of the stockholders entitled to notice of and to vote at any such meeting or entitled to receive any such dividend or rights, as the case may be; and all persons who are holders of record of voting stock at such time, and no others, shall be entitled to notice of and to vote at such meeting, and only stockholders of record at any time so fixed shall be entitled to receive any such dividend or rights; and the stock transfer books shall not be closed during any such period.

                            REGISTERED STOCKHOLDERS

    38. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the statutes of the State of New York.

                              INSPECTION OF BOOKS

    39. The Board of Directors shall have power to determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the Corporation (other than the books required by statute to be open to the inspection of stockholders), or any of them, shall be open to the inspection of stockholders, and no stockholders shall have any right to inspect any account or book or document of the Corporation, except as such right may be conferred by the statutes of the State of New York or by resolution of the directors or of the stockholders.

                   CHECKS, NOTES, BONDS AND OTHER INSTRUMENTS

    40. All checks or demands for money and notes of the Corporation shall be signed by such person or persons (who may but need not be an officer or officers of the Corporation) as may be authorized by these By-Laws or as the Board of Directors may from time to time designate, either directly or through such officers of the Corporation as shall, by resolution of the Board of Directors, be authorized to designate such person or persons. If authorized by the Board of Directors, the signatures of such persons, or any of them, upon any checks for the payment of money may be made by engraving, lithographing or printing thereon a facsimile of such signatures, in lieu of actual signatures, and such facsimile signatures so engraved, lithographed or printed thereon shall have the same force and effect as if such persons had actually signed the same.

    All bonds, mortgages and other instruments requiring a seal shall be executed on behalf of the Corporation by the Chairman or the President or a Vice President, and the seal of the Corporation shall be thereunto affixed by the Secretary or an Assistant Secretary who shall, when required, attest the seal and/ or the execution of said instruments. If authorized by the Board of Directors, the signatures of the Chairman or the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer upon any engraved, lithographed or printed bonds, debentures, notes or other instruments may be made by engraving, lithographing or printing thereon a facsimile of such signatures, in lieu of actual signatures, and such facsimile signatures so engraved, lithographed or printed thereon shall have the same force and effect as if such officers had actually signed the same.

    In case any officer who has signed any such bonds, debentures, notes or other instruments shall cease to be such officer before such bonds, debentures, notes or other instruments shall have been delivered by the Corporation, such bonds, debentures, notes or other instruments may nevertheless be adopted by the Corporation and be issued and delivered as though the person who signed the same had not ceased to be such officer of the Corporation.

                                    NOTICES

    41. Whenever under the provisions of these By-Laws notice is required to be given to any director, officer or stockholder, it shall not be construed to require personal notice, but such notice may be given in writing, by mail, by depositing a copy of the same in a post office, letter box or mail chute, maintained by the Post Office Department, in a postpaid sealed wrapper, addressed to such stockholder, officer or director, at his address as the same appears on the books of the Corporation.

    A stockholder, director or officer may waive in writing any notice required to be given to him under these By-Laws.

                                   INSPECTORS

    42. Preceding each meeting of the stockholders, the Board of Directors shall appoint two inspectors to act at such meeting or any adjournment or adjournments thereof as inspectors. In the event that such inspectors shall not be so appointed, or if any inspector shall refuse to serve, or neglect to attend the meeting or his office become vacant, the person presiding at the meeting shall appoint an inspector in his place. The inspectors appointed to act at any meeting of the stockholders shall, before entering upon the discharge of their duties, be sworn to faithfully execute the duties of inspector at such meeting with strict impartiality, and according to the best of their ability, and the oaths so taken shall be subscribed by them and delivered to the Secretary of the meeting with a certificate of the result of the vote taken thereat.

                                   AMENDMENTS

    43. These By-Laws may be altered, amended or repealed, or new By-Laws may be adopted, by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast, or by the affirmative vote of a majority of the Board of Directors at any meeting duly held as provided above; provided that any alteration, amendment or repeal of, or the adoption of any provision inconsistent with, By-Laws 6, 7, 8, 10 or 43, if by action of the stockholders, shall be only upon the affirmative vote of the stockholders entitled to cast three-fourths of the votes entitled to be cast.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Business Corporation Law of the State of New York ("BCL") provides that if a derivative action is brought against a director or officer, the Registrant may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the Registrant. In a nonderivative action or threatened action, the BCL provides that the Registrant may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant.

    Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

    The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

    The By-Laws of the Registrant provide that to the extent not prohibited by law, the Registrant shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, (i) is or was a director or officer of the Registrant or (ii) is or was serving any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at the request of the Registrant.

    The By-Laws of the Registrant also provide, among other things, that:

    (1) no indemnification shall be made to or on behalf of any director or officer, if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

    (2) the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

    (3) the Registrant may, with the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director or officer of the Registrant, or who is serving, or is about to serve, at the request of the Registrant, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

    The Registrant has insurance policies indemnifying its directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See Exhibit Index.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10 (b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of March, 1998.


                                ENERGY EAST CORPORATION
                                (Registrant)

                                By             * WESLEY W. VON SCHACK
                                     -----------------------------------------
                                                Wesley W. von Schack
                                                      Chairman


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of March, 1998.


          SIGNATURE                       TITLE
------------------------------  --------------------------

Principal Executive, Financial
and
Accounting Officer:

    * WESLEY W. VON SCHACK      Chairman and Director
------------------------------
     Wesley W. von Schack

Directors:

      * RICHARD AURELIO         Director
------------------------------
       Richard Aurelio

      * LOIS B. DEFLEUR         Director
------------------------------
       Lois B. DeFleur

       * WALTER G. RICH         Director
------------------------------
        Walter G. Rich

*By:         /s/ L. BLUM
      -------------------------
               L. Blum
              (L. BLUM,
          ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


 EXHIBIT NO.                                                                         METHOD OF FILING
-------------                                                          --------------------------------------------

        2.1    Agreement and Plan of Share Exchange..................  Included as Exhibit A to the Proxy State-
                                                                       ment and Prospectus.

        3.1    Form of Restated Certificate of Incorporation of
               HoldCo to be in effect at Effective Time of Share
               Exchange..............................................  Included as Exhibit B to the Proxy State-
                                                                       ment and Prospectus.

        3.2    Form of By-Laws of HoldCo to be in effect at Effective
               Time of Share Exchange................................  Included as Exhibit C to the Proxy State-
                                                                       ment and Prospectus.

        5.1    Opinion of Huber Lawrence & Abell with respect to the
               legality of the securities registered hereunder.......  Previously filed.

        8.1    Tax Opinion of Huber Lawrence & Abell.................  Previously filed.

       23.1    Consent of Counsel....................................  Included in opinions filed as Exhibit Nos.
                                                                       5.1 and 8.1.

       23.2    Consent of Coopers & Lybrand L.L.P....................  Filed herewith.

       24.1    Power of Attorney of Directors and Officers...........  Previously filed.

       24.2    Power of Attorney of HoldCo...........................  Previously filed.

       99.1    Form of Proxy.........................................  Previously filed.

       99.2    Agreement Concerning the Competitive Rate and
               Restructuring Plan of New York State Electric & Gas
               Corporation...........................................  Previously filed.

       99.3    Order of the PSC dated January 27, 1998, modifying and
               approving Agreement Concerning the Competitive Rate
               and Restructuring Plan of New York State Electric &
               Gas Corporation.......................................  Previously filed.